    As filed with the Securities and Exchange Commission on December 19, 2000

                                           Registration No. 333-
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                              --------------------

                                    FORM S-3

                             REGISTRATION STATEMENT

                                      Under

                           THE SECURITIES ACT OF 1933

                              --------------------

                                  eSPEED, INC.
             (Exact name of registrant as specified in its charter)

                              --------------------

         Delaware                     One World Trade Center, 103rd Floor            13-4063515
 (State or other jurisdiction             New York, New York 10048                (I.R.S. Employer
of incorporation or organization)               (212) 938-3773                  Identification Number)

    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                              --------------------

                             Stephen M. Merkel, Esq.
              Senior Vice President, General Counsel and Secretary
                                  eSpeed, Inc.
                       One World Trade Center, 103rd Floor
                            New York, New York 10048
                                 (212) 938-3773

            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                              --------------------

                                   Copies to:

                           Christopher T. Jensen, Esq.
                           Morgan, Lewis & Bockius LLP
                                 101 Park Avenue
                            New York, New York 10178
                                 (212) 309-6000

         Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

         If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. |_|

           If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans check the following box. |X|

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier registration statement for the same offering. |_|

         If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. |_|


                         CALCULATION OF REGISTRATION FEE
=================================================================================================================== ================
                                                                       Proposed Maximum        Proposed Maximum           Amount of
             Title of Each Class Of                 Amount To Be           Offering           Aggregate Offering        Registration
          Securities To Be Registered                Registered      Price Per Share (1)           Price (1)                 Fee
------------------------------------------------- ----------------- ----------------------- ------------------------ ---------------
Class A common stock, par value $.01 per share    430,000 shares           $17.4375(2)           $7,498,125.00            $1,979.51
================================================= ================= ======================= ======================== ===============

(1)     Estimated solely for purposes of calculating the registration fee.
(2)     Estimated pursuant to Rule 457(g).



The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to Section 8(a), may determine.

================================================================================

The information contained in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell securities, and we are not soliciting offers to buy these securities, in any state where the offer or sale is not permitted.


PRELIMINARY PROSPECTUS            Subject to Completion, dated December 19, 2000


                                 430,000 Shares

                              Class A common stock

                                  eSPEED, INC.

                              --------------------

         This prospectus relates to the issuance and sale pursuant to our Long-Term Incentive Plan of up to 430,000 shares of our Class A common stock to employees of our affiliates who may not be eligible to be covered under a Form S-8 registration statement. Our principal executive offices are located at One World Trade Center, 103rd Floor, New York, New York 10048 and our telephone number is (212) 938-3773.

         Our Class A common stock is listed on the Nasdaq National Market under the symbol "ESPD". On December 18, 2000, the last reported sale price of our Class A common stock on the Nasdaq National Market was $15 7/8 per share.



          This investment involves risk. Please consider carefully the risk factors beginning on page 10.


--------------------------------------------------------------------------------
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
--------------------------------------------------------------------------------


               The date of this prospectus is December   , 2000

                       WHERE YOU CAN GET MORE INFORMATION

         We have filed with the Securities and Exchange Commission (the "SEC") a registration statement (of which this prospectus forms a part) on Form S-3 with respect to the Class A common stock being offered by this prospectus. This prospectus does not contain all of the information set forth in the registration statement and the exhibits and schedules thereto. For further information with respect to us and the shares of Class A common stock offered hereby, reference is made to the registration statement, including the exhibits and schedules thereto. Statements contained in this prospectus as to the contents of any contract or other document referred to herein are not necessarily complete and, where any contract is an exhibit to the registration statement, each statement with respect to the contract is qualified in all respects by the provisions of the relevant exhibit to which reference is hereby made. You may read and copy any document we file at the Public Reference Section of the SEC, 450 Fifth Street, NW, Room 1024, Washington, D.C. 20549, and the SEC's Regional Offices located at 500 West Madison Street, Suite 1400, Chicago, IL 60661, and 7 World Trade Center, 13th Floor, New York, NY 10048. You may call the SEC at 800-SEC-0330 for further information about the operation of the public reference rooms.

         We are subject to the information and reporting requirements of the Securities Exchange Act of 1934 and, in accordance therewith, file periodic reports, proxy statements and other information with the SEC. Such reports, proxy and information statements and other information may also be inspected at the National Association of Securities Dealers, Inc., 1735 K Street, N.W., Washington, D.C. 20006.

         The SEC maintains a World Wide Web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. The address of the SEC's Web site is http://www.sec.gov.

                       DOCUMENTS INCORPORATED BY REFERENCE

         SEC rules allow us to include some of the information required to be in the registration statements by incorporating that information by reference to other documents we file with them. That means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC (before the termination of this offering) automatically will update and supersede this information. We incorporate by reference the documents listed below and any future filings made by us with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until all of the securities covered by this prospectus are sold:

o Annual Report on Form 10-K for the fiscal year ended December 31, 1999 filed with the SEC on March 29, 2000;

o Quarterly Report on Form 10-Q for the quarter ended March 31, 2000 filed with the SEC on May 11, 2000;

o Quarterly Report on Form 10-Q for the quarter ended June 30, 2000 filed with the SEC on August 14, 2000;

o Quarterly Report on Form 10-Q for the quarter ended September 30, 2000 filed with the SEC on November 13, 2000; and

o The description of our Class A common stock contained in our registration statement on Form 8-A (File No. 000-28191) filed with the SEC on November 17, 1999, including any amendment or report filed for the purpose of updating this description.

         You may request a copy of these filings, which we will provide to you at no cost, by writing or calling us at the following address: eSpeed, Inc., One World Trade Center, 103rd Floor, New York, New York 10048, telephone: (212) 938-3773, Attention: Secretary.

         This prospectus may contain information that updates, modifies or is contrary to information in one or more of the documents incorporated by reference in this prospectus. Reports which we file with the SEC after the date of this prospectus may also contain information that updates, modifies or is contrary to information in this prospectus or in documents incorporated by reference in this prospectus. Investors should review these reports as they may disclose a change in the business, prospects, financial condition or our other affairs after the date of this prospectus.

             GENERAL INFORMATION ABOUT OUR LONG-TERM INCENTIVE PLAN

OVERVIEW

         Our Long-Term Incentive Plan (the "Plan") was adopted by our board of directors and became effective in December 1999. The Plan authorizes the grant of options to purchase shares of our Class A common stock, and grants of certain other awards relating to our Class A common stock, to our directors, officers, employees, consultants and service providers and to those of our affiliates, including Cantor Fitzgerald, L.P., which beneficially owns approximately 74.1% of our voting stock, and its subsidiaries other than eSpeed (collectively, "Cantor"). In addition to options, stock appreciation rights ("SARs"), including limited SARs, restricted stock, deferred stock, Class A common stock granted as a bonus or in lieu of other awards, and other stock-based awards may be granted under the Plan (collectively "Awards"). The Plan is neither subject to the provisions of the Employee Retirement Income Security Act of 1974, as amended, nor qualified under Section 401(a) of the Internal Revenue Code of 1986, as amended (the "Code").

         The following description of the Plan is intended to outline for you and help you to better understand the provisions of the Plan. It does not purport to be a complete statement of the Plan or its operation and is qualified in its entirety by reference to the provisions of the Plan, which are attached as Annex A. All capitalized terms below not defined elsewhere in this summary have the meanings set forth in the Plan.

         Eligibility. Our directors, officers and employees or directors, officers and employees of our affiliates and persons who provide consulting or other services to us or our affiliates, are eligible to be granted Awards under the Plan.

         Purpose. The purpose of the Plan is to advance our interests and the interests of our stockholders by providing a means to attract, retain and reward eligible employees and consultants and to enable such persons to acquire or increase a proprietary interest in us, thereby promoting a closer identity of interests between such persons and our stockholders.

         Administration. Our board of directors has designated the Compensation Committee of the board of directors to administer the Plan (the "Committee"). Subject to the express provisions of the Plan, the Committee has full authority, among other things, (i) to select participants to whom Awards will be granted, and (ii) to determine (x) the type and number of Awards to be granted to each participant, (y) the number of shares of Class A common stock to which an Award will relate, and (z) all other terms and conditions of Awards and matters relating to Awards (including forfeiture conditions and terms of any mandatory or elective deferral). In addition, the Committee may prescribe the form of Award agreements, adopt rules and regulations under the Plan, interpret the Plan and Award agreements, and make all other decisions under the Plan. The Committee may delegate to our officers its authority to perform such functions as the Committee may determine.

         Limitation on Awards. The number of shares of Class A common stock that may be subject to outstanding Awards granted under the Plan, determined immediately after the grant of any Award, may not exceed 20% of the total number of shares of all classes of our outstanding common stock on the date of the grant. Subject to the adjustment due to certain events (see "Changes in Class A common stock" below), the number of shares of Class A common stock that may be delivered upon the exercise of ISOs (as defined in "Options" below) may not exceed 10,000,000 shares.

         Options. The terms of each option are determined by the Committee, not inconsistent with the terms of the Plan, and are set forth in a grant certificate or agreement that evidences the grant of an option. Although for U.S. tax purposes options may be granted as either non-qualified options or incentive stock options intended to qualify for certain favorable tax treatment, the Code does not permit ISOs to be awarded to Cantor employees who are not otherwise employed by eSpeed or any of its subsidiaries.

         Other Awards. Generally, Awards made under the Plan will be in the form of stock options. However, the Committee has the authority to grant the following other types of Awards:

         / / SARs. SARs entitle the participant to receive the excess of the fair market value of a share on the date of exercise or other specified date over the grant price of the SAR. The grant price of an SAR is determined by the Committee; such price generally may not be less than 100% of the fair market value of the stock at the date of grant. The maximum term, methods of exercise and settlement and other terms of SARs will be determined by the Committee. In addition, "Limited SARs" may also be granted, which are exercisable only in the event of a "change in control" (as defined in the Plan), on such terms as the Committee may determine.

         / / Restricted Stock. Restricted stock is an Award of shares that may not be transferred and that may be forfeited in the event of certain terminations of employment prior to the end of a restriction period. The restriction period is established by the Committee. Such an Award would entitle the participant to all of the rights of a stockholder of the issuer, including the right to vote the shares and the right to receive any dividends thereon, unless otherwise determined by the Committee.

         / / Deferred Stock. An Award of deferred stock confers upon a participant the right to receive shares at the end of a specified deferral period, subject to possible forfeiture of the Award in the event of certain terminations of employment prior to the end of a specified restriction period (which need not be the same as the deferral period). Deferred stock awards carry no voting or dividend rights or other rights associated with stock ownership, although dividend equivalents may be granted to provide for payments equivalent to dividends.

         / / Other Stock-Based Awards, Bonus Stock and Awards in Lieu of Cash Obligations. The Plan authorizes the Committee to grant Awards that are denominated or payable in, valued in whole or in part by reference to, or otherwise based on or related to Class A common stock. The Committee determines the terms and conditions of such Awards, including consideration to be paid to exercise Awards in the nature of purchase rights, the period during which Awards will be outstanding and forfeiture conditions and restrictions on Awards. In addition, the Committee is authorized to grant shares as a bonus free of restrictions, or to grant shares or other Awards in lieu of issuer obligations to pay cash or deliver other property under other plans or compensatory arrangements, subject to such terms as the Committee may specify.

         Change in Control. Except as set forth in an Award Agreement, all conditions and/or restrictions relating to the continued performance of services with respect to the exercisability or full enjoyment of an Award will lapse immediately prior to a "change in control" (as defined in the Plan).

         Non-Transferability. Awards granted under the Plan are generally nontransferable, except by will or the laws of descent and distribution or to a beneficiary in the event of a participant's death and, if the Award carries a right to exercise, such right may be exercised only by the participant or his guardian or legal representative, may not be pledged, mortgaged or otherwise encumbered, and, in the case of ISOs (and SARs in tandem therewith), may be exercisable during the lifetime of a participant only by such participant or his guardian or legal representative.

         Changes in Class A common stock. The Committee is authorized to adjust the number and kind of shares (i) available under the Plan, and (ii) subject to outstanding Awards (including adjustments to exercise prices of options and other affected terms of Awards) in the event that a dividend or other distribution (whether in cash, securities, or other property), recapitalization, forward or reverse split, reorganization, merger, consolidation, spin-off, combination, repurchase or share exchange, liquidation or dissolution, or other similar corporate transaction or event affects the Class A common stock such that the Committee determines that an adjustment is appropriate in order to prevent dilution or enlargement of the rights of participants under the Plan. The Committee is also authorized to adjust the terms and conditions of Awards (including cancellation of unexercised or outstanding Awards) in response to these or other nonrecurring or unusual events or to changes in applicable laws, regulations, or accounting principles.

         Amendments to the Plan and Outstanding Awards. Our board of directors may amend or terminate the Plan or the Committee's authority to grant Awards without the consent of stockholders or participants, except stockholder approval must be obtained if required by law or regulation or under the rules of any stock exchange or automated quotation system on which the Class A common stock is then listed or quoted, and our board of directors may, in its discretion, seek stockholder approval in any circumstance in which it deems such approval advisable. In a similar manner, the Committee may waive any conditions or rights under, or amend or terminate, any Award previously granted and any Award agreement. In either case, however, no amendment or termination of the Plan or an Award (except as permitted under the Plan) may materially impair the rights of a participant under an outstanding Award without the consent of the participant.

         Other Plan Provisions. No participant will have any rights of a stockholder with respect to any shares of Class A common stock covered by an option until such participant has exercised the option, paid the option exercise price and been issued such shares. The grant of an Award under the Plan shall not be construed as conferring upon any participant a right to remain in our employ or our affiliates' employ or restrict our right or the rights of our affiliates to terminate the employee.

TAX INFORMATION

         The following is a general description of the material tax consequences of stock options granted under the Plan. It does not purport to be complete. The following tax analysis is intended to summarize certain relevant income tax consequences of the Plan in effect as of the date of this description. Legislation may be enacted and regulations may be issued in the future which create different tax consequences. In view of the individual nature of tax consequences, participants are urged to consult their own tax advisors regarding the application of the tax laws to their particular situations.

United States

          There are no federal income tax consequences to participants upon the grant or vesting of an option under the Plan. Generally, upon the exercise of a stock option, a participant will recognize ordinary compensation income in an amount equal to the excess of the fair market value of the Class A common stock received at the time of exercise over the exercise price of the option (the "Discounted Value"). Payroll withholding (including withholding for FICA taxes) on the Discounted Value is required. To the extent that a participant simultaneously sells any of the shares received upon exercise, no further gain or loss will be recognized. If the participant holds and later sells such shares, any additional gain (or loss) over (or below) the fair market value of the shares on the day of exercise will be a capital gain (or loss). The holding period for the purposes of determining whether such capital gain or loss will generally be measured starting with the date of exercise of the option. At present, capital gain on the sale of property held for more than one year is taxable at a maximum rate of 20%, and capital gain on the sale of property held for one year or less is taxable at ordinary income rates.

         If a participant were to pay the exercise price of an option by surrender of shares, the participant would not realize additional gain or loss because of the surrender, but (i) the number of new shares received equal to the number of shares surrendered will retain the existing tax basis and holding period of the surrendered shares; (ii) the amount of both the ordinary compensation income to be recognized by the participant and the deduction to be taken by us or our affiliates will be equal to the fair market value of the additional shares received (less any cash paid upon such exercise), and the participant's tax basis in these additional shares will be equal to their fair market value; and (iii) the participant's holding period for the additional shares received will generally be measured starting with the date of exercise for capital gain purposes.

United Kingdom

         There are no income tax consequences to participants upon the grant or vesting of an option under the Plan. As all options granted under the Plan are unapproved options, at the time of exercise, the employee will recognize taxable income (at the employee's marginal rate) on the Discounted Value. The employer and the employee are liable for social security contributions on the Discounted Value at rates of 12.2% and 10%, respectively, up to current annual salary of (pound)27,820 (limit on employee contribution only). Withholding of income tax and social security contributions on the Discounted Value are required by the employer. The employer is required to make a report to Inland Revenue reflecting the Discounted Value recognized by each employee and identifying the employees involved. In addition, the subscription for Class A common stock must be reported by the employer on its P11D (annual benefit statements), P35 (employer's annual return) and P14 (individual end of year returns) reportings.

France

         Upon the grant and vesting of options, a participant will not recognize taxable income. The participant will recognize taxable income upon exercise if the option price is less than 95% of the fair market value of the shares on the date of grant. If a sale of the shares occurs within five years of the date of grant, (i) the Discounted Value will be taxed as salary at progressive rates up to 54% and (ii) the sale gain (the difference between the sales price and fair market value of the shares on the date of exercise) will be taxed as capital gain at 26% (if the gross sales proceeds exceed the annual ceiling of FF 50,000). The participant is liable for social security taxes, including CSG and CRDS surtaxes, up to 22% and the employer is liable for the contributions (40-45%) due on earned income. If a sale occurs after the five-year holding period, (i) the Discounted Value will be taxed at a flat rate of 40% or, at the taxpayer's election, the progressive rates if the participant's marginal rate of taxation is lower than 30% and (ii) the sale gain will be taxed as capital gain at 26% (if the gross sales proceeds exceed the annual ceiling of FF 50,000).

Germany

         Upon the grant and vesting of options, a participant will not recognize taxable income. Upon exercise, the participant will recognize taxable income on the Discounted Value at marginal tax rates, including applicable surcharges. If the shares are sold within one year of exercise, income tax is charged on the sale gain (the difference between the sales price and fair market value of the shares on the date of exercise). However, if the sale gain is less than DM999 per year or the sale occurs more than one year after exercise, the sale gain is not subject to tax. The employer and the participant are liable for social, unemployment, health and old age medicare taxes on the exercise gain up to certain salary levels.

Hong Kong

         Upon the grant and vesting of options, a participant will not recognize taxable income. Upon exercise, the participant will recognize taxable income on the Discounted Value. Upon an assignment or release of the option, the participant will recognize taxable income on the difference between the value of consideration received for the assignment or release and the option price. Upon a sale of the shares, there will be no capital gains tax or social tax owed.

Italy

         Upon the grant and vesting of options, a participant will not recognize taxable income. Upon exercise, if the requirements for tax exemption are not met, the participant will recognize taxable income on the exercise gain (the difference between the average settlement price during the last month listed on the stock exchange or traded over-the-counter, or the proportionate value of the net worth, and the option price which is either the fair market value of the shares or the issue price). In general, the exercise gain may be exempt from tax
(i) if, in the case of options granted after January 15, 2000, the option price equals or exceeds the fair market value of the shares on the date of grant, the number of voting shares acquired by the participant does not exceed 10% of the capital of the employer, and the shares are issued by the employer or an employer-related company; or (ii) if, in the case of options granted on or before January 15, 2000, the shares are newly issued (i.e., not treasury shares), and are issued by the employer or an employer-related company. Upon a sale of the shares, the amount of sale gain will be the difference between the sales price and the participant's basis in the shares, such basis to be equal to
(i) the option price, if no taxable income was recognized upon exercise, or (ii) the fair market value on the date of exercise, if taxable income was recognized upon exercise. The sale gain will be taxed at 12.5%, but will increase to 27% if the number of shares sold exceeds 2% of the employer's share capital (in the case of voting shares) or over 5% (in the case of non-voting shares). The participant is subject to social tax contributions only if the exercise gain was taxable.

Japan

         Upon the grant and vesting of options, a participant will not recognize taxable income. Upon exercise, the participant will recognize taxable income on the Discounted Value (the difference between the fair market value on the date of exercise and the option price) at marginal income tax rates. In general, the sale gain is taxed at a capital gains rate of 26%. However, if shares are listed and sold through a securities firm, the participant can elect to have tax withheld at the lower of (i) 1.05% of the gross sales proceeds, or (ii) 26% of the gain. In general, there are no applicable social taxes.

Other Jurisdictions

         Participants who are taxpayers in state, local or non-U.S jurisdictions other than those specified above should consult with their personal tax adviser. As a general rule, the difference between the value of the Class A common stock received at the time of an exercise of an option (which, in some jurisdictions, may be other than the trading price at such time) over the exercise price will be taxable, and any additional gain on a subsequent sale will attract a further tax, although this may not be true in all jurisdictions.

Employer Deduction

         As a general rule, a participant's employer will be entitled to a deduction against its taxable income equal to the difference between the fair market value of the Class A common stock received at the time of exercise over the exercise price of the option, although this may not be true in all jurisdictions.

Withholding Taxes

         We or any of our affiliates is authorized to satisfy any tax withholding obligation that may arise with respect to the purchase or disposition of Class A common stock under the Plan through any means we or any of our affiliates deems appropriate. Income tax liability is the responsibility of the participant.


RESTRICTIONS ON RESALE

         The federal securities laws prohibit sales of shares of Class A common stock by persons who possess material, non-public information about us. Therefore, shares acquired under the Plan should not be resold by a participant or other person who possesses such information. We have also imposed procedures relating to the sale of shares of Class A common stock by any participant. Under these procedures, sales generally may be made only during specified "window periods", and in all cases are subject to our employee trading policies, including the requirement of prior approval.


                      GENERAL INFORMATION ABOUT OUR COMPANY

OVERVIEW OF OUR BUSINESS

         We are a leading provider of business-to-business electronic marketplace solutions for the trading of products via the Internet or over our global privately managed network. Our eSpeed(Servicemark) system enables us to operate an integrated trading network engaged in electronic trading in multiple products and marketplaces on a global basis. Today, our global systems execute in excess of $45 trillion in annual transaction volume in over 40 financial marketplaces. Our existing client base comprises more than 500 leading dealers, banks, other financial institutions and energy and other trading companies, including the 25 largest bond trading firms in the world. We have offices in the U.S., Canada, Europe and Asia.

         Our eSpeed(Servicemark) system employs our international high-speed private electronic network and proprietary transaction processing software, enabling significant capacity for fully electronic trading by our clients. We believe these components form one of the most robust large scale, instantaneous trading systems in the world. Our network is internationally distributed and permits market participants to view information and execute trades in a fraction of a second from locations around the globe. Our system operates a fully regulated U.S. futures exchange currently known as the Cantor Exchange(Servicemark), the first fully electronic futures exchange in the U.S.

         Our eSpeed(Servicemark) system includes our proprietary trading application engine, which currently processes 150 transactions per second per tradable instrument, our proprietary credit and risk module, which provides real-time credit analysis and oversight, and our back-office and clearance modules, which provide straight-through processing. Our eSpeed(Servicemark) system is accessible to our clients in four ways: through our proprietary application programming interface (or API), through a dedicated software application, via the Internet through a browser interface or Java applet, or through front-end trading systems developed by third-party software companies.

         Our revenues are primarily driven by trading activity and volumes in the marketplaces we operate. eSpeed Online(Servicemark) offers business-to-business or business-to-consumer connections to our marketplaces and gives our clients the ability to execute retail, small and "odd-lot" orders with our business-to-business markets. eSpeed Private Label(Servicemark) enables our clients through licensing agreements to create a customized version of our eSpeed(Servicemark) system for the dissemination of their products to their customers, quickly and easily.

         Our objective is to provide our global trading solutions to leading business-to-business marketplaces across various industry verticals, including financial products, energy and bandwidth, by deploying our suite of products and our marketplace expertise. We believe our proven eSpeed suite of products enables us to introduce and distribute a broad mix of financial products and services more quickly, cost effectively and seamlessly than our competitors.

                                  RISK FACTORS


         The purchase of our Class A common stock involves substantial investment risks. You should carefully consider the following risk factors, together with the other information in this prospectus, before purchasing our Class A common stock. If any of the following risks actually occurs, our business, financial condition or results of operations could be materially adversely affected, the trading price of our Class A common stock could decline and you may lose all or part of your investment.

RISKS RELATED TO OUR COMPANY AND OUR BUSINESS

Because we have a limited operating history, you may not be able to accurately evaluate us.

         We have had limited operations to date and, as a result, we have a limited operating history upon which to evaluate the merits of investing in our Class A common stock. As an early stage company, we are subject to risks, expenses and difficulties associated with implementing our business plan that are not typically encountered by more mature companies. In particular, our prospects are subject to risks, expenses and uncertainties encountered by companies in the new and rapidly evolving market for electronic commerce products and services. These risks include our failure or inability to:

         o provide services to our clients that are reliable and cost-effective;

         o    expand our sales structure and marketing programs;

         o    increase awareness of our brand or market positioning;

         o respond to technological developments or service offerings by competitors; and

         o    expand into other non-financial markets.

We may not be able to implement our business plan successfully, or at all.

Because we have a history of losses, we expect to continue to incur losses and generate negative cash flow from operations for the foreseeable future.

         Since our inception, we have incurred substantial costs to develop our technology and infrastructure. As a result, from our inception through September 30, 2000, we have sustained cumulative net losses of approximately $67.8 million. We expect that we will continue to incur losses and generate negative cash flow from operations for the foreseeable future as we continue to develop our systems and infrastructure and expand our brand recognition and client base through increased marketing efforts.

If we do not expand the use of our electronic systems, or if our and Cantor's clients do not use our marketplaces or services, our revenues and profitability will be adversely affected.

         The use of electronic marketplaces is relatively new. The success of our business plan depends, in part, on our ability to maintain and expand the network of brokers, dealers, banks and other financial and non-financial institutions that will use our interactive electronic marketplaces. We cannot assure you that we will be able to continue to expand our vertical marketplaces, or that we will be able to retain the current participants in our marketplaces. None of our agreements with market participants require them to use our electronic marketplaces.

If we are unable to enter into additional marketing and strategic alliances or our current strategic alliances are not successful, we may not generate increased trading in our electronic marketplaces.

         We expect to continue to enter into strategic alliances with other market participants, such as retail brokers, exchanges, energy companies, communication companies, market makers, consortia, clearinghouses, major market participants and technology companies, in order to increase client access to and use of our electronic marketplaces. We cannot assure you that we will be able to continue to enter into these strategic alliances on terms that are favorable to us, or at all. In addition, we cannot assure you that our current strategic alliances, such as TradeSpark, will be successful. The success of our current and future relationships will depend on the level of increased trading in our electronic marketplaces by the customers of these strategic alliance partners. These arrangements may not generate the number of new clients or increased trading volume we are seeking.

To increase awareness of our electronic marketplaces, we may need to incur significant marketing expenses.

         To successfully execute our business plan, we must build awareness and understanding of our electronic marketplace services, products, brand and the adaptability of our electronic marketplaces for non-financial vertical markets. In order to build this awareness, our marketing efforts must succeed and we must provide high quality services. These efforts may require us to incur significant expenses. We cannot assure you that our marketing efforts will be successful or that the allocation of funds to these marketing efforts will be the most effective use of those funds.

If we experience computer systems failures or capacity constraints, our ability to conduct our operations could be harmed.

         We internally support and maintain many of our computer systems and networks. Our failure to monitor or maintain these systems and networks or, if necessary, to find a replacement for this technology in a timely and cost-effective manner would have a material adverse effect on our ability to conduct our operations.

         We also rely and expect to rely on third parties for various computer and communications systems, such as telephone companies, online service providers, data processors, clearance organizations and software and hardware vendors. Our systems, or those of our third-party providers, may fail or operate slowly, causing one or more of the following:

         o    unanticipated disruptions in service to our clients;

         o    slower response times;

         o    delays in our clients' trade execution;

         o    failed settlement of trades;

         o incomplete or inaccurate accounting, recording or processing of trades;

         o    financial losses;

         o    litigation or other client claims; and

         o    regulatory sanctions.

         We cannot assure you that we will not experience systems failures from power or telecommunications failure, acts of God or war, human error, natural disasters, fire, power loss, sabotage, hardware or software malfunctions or defects, computer viruses, intentional acts of vandalism and similar events. The assets acquired by us from Cantor in the formation transactions have been acquired by us "as is." Although Cantor used in its business the systems and technology it transferred to us in connection with the formation transactions, there can be no assurance that such systems and technology were or are entirely free from defects. To the extent any defects are discovered, we will not have any recourse against Cantor. Any system failure that causes an interruption in service or decreases the responsiveness of our service, including failures caused by client error or misuse of our systems, could damage our reputation, business and brand name.

If we do not effectively manage our growth, our existing personnel and systems may be strained and our business may not operate efficiently.

         In order to execute our business plan, we must grow significantly. This growth will place significant strain on our personnel, management systems and resources. We expect that the number of our employees, including technical and management-level employees, may continue to increase for the foreseeable future. We must continue to improve our operational and financial systems and managerial controls and procedures, and we will need to continue to expand, train and manage our technical workforce. We must also maintain close coordination among our technical, compliance, accounting, finance and marketing and sales organizations. We cannot assure you that we will manage our growth effectively, and failure to do so could result in our business operating inefficiently.

If we are unable to keep up with rapid technological changes, we may not be able to compete effectively.

         To remain competitive, we must continue to enhance and improve the responsiveness, functionality, accessibility and features of our proprietary software, network distribution systems and technologies. The financial services and e-commerce industries are characterized by rapid technological change, changes in use and client requirements and preferences, frequent product and service introductions embodying new technologies and the emergence of new industry standards and practices that could render our existing proprietary technology and systems obsolete. Our success will depend, in part, on our ability to:

         o    develop and license leading technologies useful in our business;

         o    enhance our existing services;

         o develop new services and technologies that address the increasingly sophisticated and varied needs of our existing and prospective clients; and

         o respond to technological advances and emerging industry standards and practices on a cost-effective and timely basis.

         The development of proprietary electronic trading technology entails significant technical, financial and business risks. Further, the adoption of new Internet, networking or telecommunications technologies may require us to devote substantial resources to modify and adapt our services. We cannot assure you that we will successfully implement new technologies or adapt our proprietary technology and transaction-processing systems to client requirements or emerging industry standards. We cannot assure you that we will be able to respond in a timely manner to changing market conditions or client requirements.

If we were to lose the services of members of management and employees who possess specialized market knowledge and technology skills, we may not be able to manage our operations effectively or develop new electronic marketplaces.

         Our future success depends, in significant part, on the continued service of Howard Lutnick, our Chairman and Chief Executive Officer, Frederick Varacchi, our President and Chief Operating Officer, and our other executive officers and managers and sales and technical personnel who possess extensive knowledge and technology skills in our markets. We cannot assure you that we would be able to find an appropriate replacement for Mr. Lutnick or Mr. Varacchi if the need should arise. Any loss or interruption of Mr. Lutnick's or Mr. Varacchi's services could result in our inability to manage our operations effectively and/or develop new electronic marketplaces. We have not entered into employment agreements with and we do not have "key person" life insurance policies on any of our executive officers or other personnel. All of the members of our senior management team are also officers or key employees of Cantor. As a result, they dedicate only a portion of their professional efforts to our business and operations. We cannot assure you that the time these persons devote to our business and operations in the future will be adequate and that we will not experience an adverse effect on our operations due to the demands placed on our management team by their other professional obligations. We intend to strive to provide high quality services that will allow us to establish and maintain long-term relationships with our clients. Our ability to do so will depend, in large part, upon the individual employees who represent us in our dealings with clients. The market for qualified programmers, technicians and sales persons is extremely competitive and has grown more so in recent periods as electronic commerce has experienced growth. We cannot assure you that we will be successful in our efforts to recruit and retain the required personnel.

If Cantor or we are unable to protect the intellectual property rights we license from Cantor or own, our ability to operate electronic marketplaces may be materially adversely affected.

         Our business is dependent on proprietary technology and other intellectual property rights. We license our patented technology from Cantor. The license arrangement is exclusive, except in the event that (1) we are unwilling to provide to Cantor any requested services covered by the patents with respect to a marketplace and Cantor elects not to require us to do so, or we are unable to provide such services or (2) we do not exercise our right of first refusal to provide to Cantor electronic brokerage services with respect to a marketplace, in which case Cantor retains a limited right to use the patents and patent applications solely in connection with the operation of that marketplace. We cannot guarantee that the concepts which are the subject of the patents and patent applications covered by the license from Cantor are patentable or that issued patents are or will be valid and enforceable. Where patents are granted in the U.S., we can give no assurance that equivalent patents will be granted in Europe or elsewhere, as a result of differences in local laws affecting patentability and validity. Moreover, we cannot guarantee that Cantor's issued patents are valid and enforceable, or that third parties competing or intending to compete with us will not infringe any of these patents. Despite precautions we or Cantor has taken or may take to protect our intellectual property rights, it is possible that third parties may copy or otherwise obtain and use our proprietary technology without authorization. It is also possible that third parties may independently develop technologies similar to ours. It may be difficult for us to monitor unauthorized use of our proprietary technology and intellectual property rights. We cannot assure you that the steps we have taken will prevent misappropriation of our technology or intellectual property rights.

         We intend to use our eSpeed service mark for the services described herein and have applied to register that service mark in a number of jurisdictions around the world. Although several existing third-party registrations and applications for trademarks consisting of designations similar to ours in certain countries have recently come to light, they are for goods and services that are different from those being offered under our eSpeed service mark. Although we are not presently aware of any third party objections to our use or registration of our eSpeed service mark in these countries, and believe we could defend against any third-party claims asserted in these countries, such registrations and applications could potentially affect the registration, and/or limit our use, of our eSpeed service mark in these countries, thereby requiring us to adopt and use another service mark for our services in such countries.

If it becomes necessary to protect or defend our intellectual property rights, we may have to resort to costly litigation.

         We may have to resort to litigation to enforce our intellectual property rights, protect our trade secrets, determine the validity and scope of the proprietary rights of others or defend ourselves from claims of infringement, invalidity or unenforceability. We may incur substantial costs and diversion of resources as a result of litigation, even if we win. In the event we do not win, we may have to enter into royalty or licensing agreements. We cannot assure you that an agreement would be available to us on reasonable terms, if at all.

If our software licenses from third parties are terminated, our ability to operate our business may be materially adversely affected.

         We license software from third parties, much of which is integral to our systems and our business. The licenses are terminable if we breach our obligations under the license agreements. If any of these relationships were terminated or if any of these third parties were to cease doing business, we may be forced to spend significant time and money to replace the licensed software. However, we cannot assure you that the necessary replacements will be available on reasonable terms, if at all.

If the strength of our domain names is diluted, the value of our proprietary rights may decrease.

         We own many Internet domain names, including "www.espeed.com." The regulation of domain names in the U.S. and in foreign countries may change and the strength of our names could be diluted. We may not be able to prevent third parties from acquiring domain names that infringe or otherwise decrease the value of our trademarks and other proprietary rights.

If we infringe on patent rights or copyrights of others, we could become involved in costly litigation.

         Patents or copyrights of third parties may have an important bearing on our ability to offer certain of our products and services. We cannot assure you that we are or will be aware of all patents or copyrights containing claims that may pose a risk of infringement by our products and services. In addition, patent applications in the U.S. are generally confidential until a patent is issued. As a result, we cannot evaluate the extent to which our products and services may be covered or asserted to be covered by claims contained in pending patent applications. In general, if one or more of our products or services were to infringe patents held by others, we may be required to stop developing or marketing the products or services, to obtain licenses to develop and market the services from the holders of the patents or to redesign the products or services in such a way as to avoid infringing on the patent claims, which could limit the manner in which we conduct our operations.

Due to intense competition in the financial vertical market, our market share and financial performance could suffer.

         The electronic trading and Internet-based financial services markets are highly competitive and many of our competitors are more established and have greater financial resources than us. We expect that competition will intensify in the future. Many of our competitors also have greater market presence, engineering and marketing capabilities and technological and personnel resources than we do. As a result, as compared to us, our competitors may:

         o develop and expand their network infrastructures and service offerings more efficiently or more quickly;

         o adapt more swiftly to new or emerging technologies and changes in client requirements;

         o take advantage of acquisitions and other opportunities more effectively;

         o devote greater resources to the marketing and sale of their products and services; and

         o more effectively leverage existing relationships with clients and strategic partners or exploit more recognized brand names to market and sell their services.

       Our current and prospective competitors in the financial vertical market are numerous and include:

         o Interdealer brokerage firms, including Tullet & Tokyo Liberty plc and Garban-Intercapital plc;

         o Technology companies and market data and information vendors, including Reuters Group plc, Bloomberg L.P. and Bridge Information Systems, Inc.;

         o Securities, futures exchanges or similar entities, including the Chicago Board of Trade, the Chicago Mercantile Exchange, the Chicago Board of Options Exchange, Eurex, the New York Stock Exchange and the Nasdaq National Market;

         o Electronic communications networks, crossing systems and similar entities such as Investment Technology Group and Optimark Technologies Inc.;

         o    Software companies such as OM Gruppen; and

         o    Consortia such as BrokerTec Global LLC and EuroMTS.

         In the business-to-business sector in general, we compete with business-to-business marketplace infrastructure companies like Ariba and CommerceOne, as well as with other Internet-based marketplace trading and infrastructure platforms. In the energy business-to-business sector, we compete with niche market Internet-based trading systems, including AltraEnergy Trading, InterContinental Exchange, OM Gruppen and HoustonStreet.

         We believe that we may also face competition from large computer software companies, media and technology companies and some securities brokerage firms that are currently our clients. In addition, Market Data Corporation, which is controlled by Iris Cantor and Rodney Fisher, has technology for electronic trading systems that, if provided to our competitors in the wholesale market, will be of substantial assistance to them in competing with us. Iris Cantor and Rod Fisher are limited partners of Cantor.

         The number of businesses providing Internet-based financial services is rapidly growing, and other companies, in addition to those named above, have entered into or are forming joint ventures or consortia to provide services similar to those provided by us. Others may acquire the capabilities necessary to compete with us through acquisitions.

         In the event we extend the application of our Interactive Matching(Servicemark) technology to conducting or facilitating auctions of consumer goods and services over the Internet, we expect to compete with both online and traditional sellers of these products and services. The market for selling products and services over the Internet is new, rapidly evolving and intensely competitive. Current and new competitors can launch new sites at a relatively low cost. We expect we will potentially compete with a variety of companies with respect to each product or service we offer. We may face competition from e-Bay, priceline.com, Amazon.com and a number of other large Internet companies that have expertise in developing online commerce and in facilitating Internet traffic, including America Online, Microsoft and Yahoo!, which could choose to compete with us either directly or indirectly through affiliations with other e-commerce companies. We cannot assure you that we will be able to compete effectively with such companies.

Because some of our clients may develop electronic trading networks, we could compete with them in aspects of our business.

         Consortia owned by some of our clients have announced their intention to explore the development of electronic trading networks. BrokerTec Global LLC, an electronic inter-dealer fixed income broker whose members include many of the largest financial services institutions, has opened a facility for electronic trading of certain fixed income securities and may develop or acquire a facility for electronic training of other fixed income securities and futures-related products in the future. All of the members of BrokerTec Global LLC are currently clients of Cantor and ours. Consortia such as BrokerTec Global LLC may compete with us and our electronic marketplaces in the future. We currently compete with a similar consortium called EuroMTS in Europe. The members of EuroMTS include the leading fixed income dealers in European government securities, which are clients of Cantor and ours.

If we experience low trading volume in securities and financial products, our profitability could suffer.

         We have experienced significant fluctuations in the aggregate trading volume of securities and financial products being traded in our marketplaces. We expect that fluctuations in the trading volume of securities and financial products traded in our marketplaces will occur in the future from time to time and have a direct impact on our future operating results. This may cause significant fluctuations in our profitability when the trading volumes are low.

If adverse economic and political conditions occur, substantial declines in the U.S. and global financial services markets may result and our profitability could suffer.

         The global financial services business is, by its nature, risky and volatile and is directly affected by many national and international factors that are beyond our control. Any one of these factors may cause a substantial decline in the U.S. and global financial services markets, resulting in reduced trading volume and turnover. These events could materially adversely affect our profitability. These factors include:

         o economic and political conditions in the U.S. and elsewhere in the world;

         o concerns over inflation and wavering institutional/consumer confidence levels;

         o the availability of cash for investment by mutual funds and other wholesale and retail investors;

         o    rising interest rates;

         o    fluctuating exchange rates;

         o    legislative and regulatory changes; and

         o    currency values.

         In the past several years, the U.S. financial markets have achieved historic highs. We do not believe these strong markets can continue indefinitely. Our revenues and profitability are likely to decline significantly during periods of stagnant economic conditions or low trading volume in the U.S. and global financial markets.

Because we expect to continue to expand our operations outside North America, we may face special economic and regulatory challenges that we may not be able to meet.

         We operate electronic marketplaces throughout Europe and Asia and we plan to further expand our operations throughout these regions in the future. There are certain risks inherent in doing business in international markets, particularly in the regulated brokerage industry. These risks include:

         o less developed automation in exchanges, depositories and national clearing systems;

         o unexpected changes in regulatory requirements, tariffs and other trade barriers;

         o    difficulties in staffing and managing foreign operations;

         o    fluctuations in currency exchange rates;

         o    reduced protection for intellectual property rights;

         o seasonal reductions in business activity during the summer months; and

         o    potentially adverse tax consequences.

         We are required to comply with the laws and regulations of foreign governmental and regulatory authorities of each country in which we conduct business. These may include laws, rules and regulations relating to any aspect of the securities business, including sales methods, trade practices among broker-dealers, use and safekeeping of clients' funds and securities, capital structure, record-keeping, the financing of clients' purchases, broker-dealer and employee registration requirements and the conduct of directors, officers and employees. Any failure to develop effective compliance and reporting systems could result in regulatory penalties in the applicable jurisdiction.

         The growth of the Internet as a means of conducting international business has also raised many legal issues regarding, among other things, the circumstances in which countries or other jurisdictions have the right to regulate Internet services that may be available to their citizens from service providers located elsewhere. In many cases, there are no laws, regulations, judicial decisions or governmental interpretations that clearly resolve these issues. This uncertainty may adversely affect our ability to use the Internet to expand our international operations, and creates the risk that we could be subject to disciplinary sanctions or other penalties for failure to comply with applicable laws or regulations.

If we enter new markets, we may not be able to successfully adapt our technology and marketing strategy for use in those markets.

         We intend to leverage our eSpeed(Servicemark) system and Cantor's relationships to enter new markets. We cannot assure you that we will be able to successfully adapt our proprietary software, electronic distribution networks and technology for use in other markets. Even if we do adapt our software, networks and technology, we cannot assure you that we will be able to attract clients and compete successfully in any such new markets. We cannot assure you that our marketing efforts or our pursuit of any of these opportunities will be successful. If these efforts are not successful, we could suffer losses while developing new marketplaces or realize less than expected earnings, which in turn could result in a decrease in the market value of our Class A common stock. Furthermore, these efforts may divert management attention or inefficiently utilize our resources. We intend to create electronic marketplaces for many vertical markets and extend into others, but there is no guarantee that we will be able to do so.

If we acquire other companies, we may not be able to integrate their operations effectively.

         Our business strategy contemplates expansion through the acquisition of exchanges and other companies providing services or having technologies and operations that are complementary to ours. Acquisitions entail numerous risks, including:

         o difficulties in the assimilation of acquired operations and products;

         o    diversion of management's attention from other business concerns;

         o    assumption of unknown material liabilities of acquired companies;

         o amortization of acquired intangible assets, which would reduce future reported earnings; and

         o    potential loss of clients or key employees of acquired companies.

         We cannot assure you that we will be able to integrate successfully any operations, personnel, services or products that might be acquired in the future, and our failure to do so could adversely affect our profitability and the value of our Class A common stock.

Because our business is subject to extensive government and other regulation, we may face restrictions with respect to the way we conduct our operations.

         The SEC, NASD Regulation, Inc., Commodity Futures Trading Commission and other agencies extensively regulate the U.S. financial industry. Our international operations may be subject to similar regulations in specific jurisdictions. Certain of our U.S. subsidiaries are required to comply strictly with the rules and regulations of these agencies. As a matter of public policy, these regulatory bodies are responsible for safeguarding the integrity of the securities and other financial markets and protecting the interests of investors in those markets. Most aspects of our U.S. broker-dealer subsidiaries are highly regulated, including:

         o    the way we deal with our clients;

         o    our capital requirements;

         o    our financial and SEC reporting practices;

         o    required record keeping and record retention procedures;

         o    the licensing of our employees; and

         o    the conduct of our directors, officers, employees and affiliates.

         If we fail to comply with any of these laws, rules or regulations, we may be subject to censure, fines, cease-and-desist orders, suspension of our business, suspensions of personnel or other sanctions, including revocation of registration as a broker-dealer. Changes in laws or regulations or in governmental policies could have a material adverse effect on the conduct of our business. These agencies have broad powers to investigate and enforce compliance and punish non-compliance with their rules and regulations. We cannot assure you that we and/or our directors, officers and employees will be able to fully comply with, and will not be subject to, claims or actions by these agencies.

         Our activities in the Energy Vertical may be subject to regulation by the Federal Energy Regulatory Commission under the Federal Power Act. It is possible that TradeSpark will be considered a public utility under the Federal Power Act and will therefore be subject to regulatory burdens with respect thereto.

         The consumer products and services we anticipate offering through our electronic marketplaces are likely to be regulated by federal, state and foreign governments. Our ability to provide such services will be affected by these regulations. In addition, as we expand our business to other vertical markets, it is likely that we will be subject to additional federal, state and foreign regulations. The implementation of unfavorable regulations or unfavorable interpretations of existing regulations by courts or regulatory bodies could require us to incur significant compliance costs or cause the development of affected markets to become impractical.

Because we are subject to risks associated with net capital requirements, we may not be able to engage in operations that require significant capital.

         The SEC, Commodity Futures Trading Commission and various other regulatory agencies have stringent rules and regulations with respect to the maintenance of specific levels of net capital by broker-dealers. Net capital, which is assets minus liabilities, is the net worth of a broker or dealer, less deductions for certain types of assets. If a firm fails to maintain the required net capital, it may be subject to suspension or revocation of registration by the Securities and Exchange Commission or Commodity Futures Trading Commission, and suspension or expulsion by these regulators could ultimately lead to the firm's liquidation. If these net capital rules are changed or expanded, or if there is an unusually large charge against net capital, operations that require the intensive use of capital would be limited. Also, our ability to withdraw capital from broker-dealer subsidiaries could be restricted, which in turn could limit our ability to pay dividends, repay debt and redeem or purchase shares of our outstanding stock. A large operating loss or charge against net capital could adversely affect our ability to expand or even maintain our present levels of business, which could have a material adverse effect on our business. In addition, we may be subject to net capital requirements in foreign jurisdictions.

Because we intend to offer access to some of our marketplaces to online retail brokers and others, we are subject to risks relating to uncertainty in the regulation of the Internet.

         There are currently few laws or regulations that specifically regulate communications or commerce on the Internet. However, laws and regulations may be adopted in the future that address issues such as user privacy, pricing, taxation and the characteristics and quality of products and services. For example, the Telecommunications Act sought to prohibit transmitting various types of information and content over the Internet. Several telecommunications companies have petitioned the Federal Communications Commission to regulate Internet service providers and other online service providers in a manner similar to long distance telephone carriers and to impose access fees on those companies. This could increase the cost of transmitting data over the Internet. Moreover, it may take years to determine the extent to which existing laws relating to issues such as property ownership, libel and personal privacy are applicable to the Internet. Any new laws or regulations relating to the Internet could adversely affect our business.

Because brokerage services involve substantial risks of liability, we may become subject to risks of litigation.

         Many aspects of our business, and the businesses of our clients, involve substantial risks of liability. Dissatisfied clients frequently make claims regarding quality of trade execution, improperly settled trades, mismanagement or even fraud against their service providers. We and our clients may become subject to these claims as the result of failures or malfunctions of systems and services provided by us and may seek recourse against us. We could incur significant legal expenses defending claims, even those without merit. An adverse resolution of any lawsuits or claims against us could result in our obligation to pay substantial damages.

         In addition, we may also become subject to legal proceedings and claims against Cantor and its affiliates as a result of the formation transactions. Although Cantor has agreed to indemnify us against claims or liabilities arising from our assets or operations prior to the formation transactions, we cannot assure you that such claims or litigation will not harm our business.

If we cannot deter employee misconduct, we may be harmed.

         There have been a number of highly publicized cases involving fraud or other misconduct by employees in the financial services industry in recent years, and we run the risk that employee misconduct could occur. Misconduct by employees could include hiding unauthorized or unsuccessful activities from us. In either case, this type of conduct could result in unknown and unmanaged risks or losses. Employee misconduct could also involve the improper use of confidential information, which could result in regulatory sanctions and serious reputational harm. It is not always possible to deter employee misconduct, and the precautions we take to prevent and detect this activity may not be effective in all cases.

Because our business is developing, we cannot predict our future capital needs or our ability to secure additional financing.

         We anticipate, based on management's experience and current industry trends, that our existing cash resources, combined with the net proceeds we received from our initial public offering will be sufficient to meet our anticipated working capital and capital expenditure requirements for at least the next 12 months. However, we believe that there are a significant number of capital intensive opportunities for us to maximize our growth and strategic position, including, among other things, acquisitions, joint ventures, strategic alliances or other investments. As a result, we may need to raise additional funds to:

         o increase the regulatory net capital necessary to support our operations;

         o    support more rapid growth in our business;

         o    develop new or enhanced services and products;

         o    respond to competitive pressures;

         o    acquire complementary technologies;

         o    enter into strategic alliances;

         o acquire companies with marketplace or other specific domain expertise; and

         o    respond to unanticipated requirements.

         We cannot assure you that we will be able to obtain additional financing when needed on terms that are acceptable, if at all.

The market price of our Class A common stock may fluctuate.

         The market price of our Class A common stock may fluctuate widely, depending upon many factors, including our perceived prospects, and the prospects of the financial and other business-to-business marketplaces in general, differences between our actual financial and operating results and those expected by investors and analysts, changes in analysts' recommendations or projections, changes in general valuations for Internet and e-commerce-related companies, changes in general economic or market conditions and broad market fluctuations.

         Future sales of our shares also could adversely affect the market price of our Class A common stock. If our existing stockholders sell a large number of shares, or if we issue a large number of shares of our Class A common stock in connection with future acquisitions, strategic alliances or otherwise, the market price of our Class A common stock could decline significantly. Moreover, the perception in the public market that these stockholders might sell shares of Class A common stock could depress the market price of our Class A common stock.

         We have registered under the Securities Act on Form S-8 10,200,000 shares of our Class A common stock, which are reserved for issuance upon exercise of options granted under the Plan. If we increase our total outstanding shares of Class A common stock, we will register additional shares of Class A common stock so that the stock available for issuance under the Plan will be registered. We also have registered under the Securities Act on Form S-8 425,000 shares of our Class A common stock issuable under our Employee Stock Purchase Plan, 1,000,000 shares of our Class A common stock issuable under our Non-Qualified Employee Stock Purchase Plan and 500,000 shares of our Class A common stock issuable under our Deferral Plan for Employees of Cantor Fitzgerald and its Affiliates. We also are in the process of registering under the Securities Act on Form S-3 500,000 shares of our Class A common stock issuable under our Non-Qualified Employee Stock Purchase Plan to employees of Cantor who may not be eligible to be covered under a Form S-8 registration statement. Once registered, all of these shares can be sold in the public market upon issuance, subject to restrictions under the securities laws applicable to resales by affiliates. We may register additional shares of Class A common stock pursuant to other employee benefit plans.

RISKS RELATED TO OUR RELATIONSHIP WITH CANTOR

Because we currently depend on Cantor's business, events which impact Cantor's operating results may have a material adverse effect on our revenues.

         We recognized over 66% of our revenues for the period from March 10, 1999 to December 31, 1999 and over 81% for the nine months ended September 30, 2000 from transactions in which we received amounts based on fixed percentages of commissions paid to Cantor. Consequently, any reductions in the amount of commissions paid to Cantor, including events which impact Cantor's business or operating results, could have a material adverse effect on our most significant source of revenues.

         In addition, fees paid to us by Cantor for system services represented 32.6% of our revenues for the period from March 10, 1999 to December 31, 1999 and over 10% for the nine months ended September 30, 2000. These fee revenues are remitted to us on a monthly basis.

         We are a general creditor of Cantor to the extent that there are transaction revenues and system service fees owing to us from Cantor. Events that negatively impact Cantor's financial position and ability to remit our share of transaction revenues and system service fees could have a material adverse effect on our revenues.

Conflicts of interest and competition with Cantor may arise.

         Various conflicts of interest between us and Cantor may arise in the future in a number of areas relating to our past and ongoing relationships, including competitive business activities, potential acquisitions of businesses or properties, the election of new directors, payment of dividends, incurrence of indebtedness, tax matters, financial commitments, marketing functions, indemnity arrangements, service arrangements, issuances of our capital stock, sales or distributions by Cantor of its shares of our Class A common stock and the exercise by Cantor of control over our management and affairs. Our Joint Services Agreement with Cantor provides that in some circumstances Cantor can unilaterally determine the commissions that will be charged to clients for effecting trades in marketplaces in which we collaborate with Cantor. The determination of the nature of commissions charged to clients does not affect the allocation of revenues that Cantor and we share with respect to those transactions. However, in circumstances in which Cantor determines to charge clients lower commissions, the amount that we receive in respect of our share of the commissions will correspondingly be decreased. A majority of our directors and officers also serve as directors and/or officers of Cantor. Simultaneous service as an eSpeed director or officer and service as a director or officer, or status as a partner, of Cantor could create, or appear to create, potential conflicts of interest when such directors, officers and/or partners are faced with decisions that could have different implications for us and for Cantor. Mr. Lutnick, our Chairman and Chief Executive Officer, is the sole stockholder of the managing general partner of Cantor. As a result, Mr. Lutnick controls Cantor. Cantor owns all of the outstanding shares of our Class B Class A common stock, representing approximately 96.4% of the combined voting power of all classes of our voting stock. Mr. Lutnick's simultaneous service as our Chairman and Chief Executive Officer and his control of Cantor could create or appear to create potential conflicts of interest when Mr. Lutnick is faced with decisions that could have different implications for us and for Cantor.

Because our Joint Services Agreement with Cantor has a perpetual term and contains non-competition provisions and restrictions on our ability to pursue strategic transactions, this agreement may become burdensome to our business.

         As part of the formation transactions, Cantor contributed substantially all of our assets to us. Although Cantor has agreed, subject to certain conditions, not to compete with us in providing electronic brokerage services, Cantor is currently engaged in securities transaction and other financial instruments execution and processing operations and other activities that are related to the electronic trading services we provide. Our Joint Services Agreement obligates us to perform technology support and other services for Cantor at cost, whether or not related to our electronic brokerage services, sets forth the ongoing revenue sharing arrangements between Cantor and us and subjects us and Cantor to non-competition obligations. The Joint Services Agreement precludes us from entering into lines of business in which Cantor now or in the future may engage, or providing, or assisting any third party in providing, voice-assisted brokerage services, clearance, settlement and fulfillment services and related services, except under certain limited circumstances in the Joint Services Agreement. Although we believe Cantor has no plans to form, acquire or commence any other operations similar to ours, the Joint Services Agreement permits Cantor to perform, in limited circumstances, electronic brokerage operations. In addition, the Joint Services Agreement imposes limitations on our ability to pursue strategic alliances, joint ventures, partnerships, business combinations, acquisitions and similar transactions. Because the Joint Services Agreement has a perpetual term, even in the event of a breach by one of the parties, and does not provide for modification under its terms, this agreement may become burdensome for us, may distract us from focusing on our internal operations, may deter or discourage a takeover of our company and may limit our ability to expand our operations.

Because agreements between us and Cantor are not the result of arm's-length negotiations, we may receive lower commissions from, and pay higher service fees to, Cantor than we would with respect to third party service providers.

         In connection with the formation transactions, we entered into Assignment and Assumption Agreements, an Administrative Services Agreement, a Joint Services Agreement and several other agreements with Cantor relating to the provision of services to each other and third parties. These agreements are not the result of arm's-length negotiations because Cantor owns and controls us. As a result, the prices charged to us or by us for services provided under the agreements may be higher or lower than prices that may be charged by third parties and the terms of these agreements may be generally less favorable to us than those that we could have negotiated with third parties.

Because we depend on services and access to operating assets provided by third parties to Cantor, we may not have recourse against those third parties.

         Many of the assets and services provided by Cantor under the terms of the Administrative Services Agreement are leased or provided to Cantor by third party vendors. As a result, in the event of a dispute between Cantor and a third party vendor, we could lose access to, or the right to use, as applicable, office space, personnel, corporate services and operating assets. In such a case, we would have no recourse with respect to the third party vendor. Our inability to use these services and operating assets for any reason, including any termination of the Administrative Services Agreement between us and Cantor or the agreements between Cantor and third party vendors, could result in serious interruptions of our operations.

Our reputation may be affected by actions taken by Cantor and entities that are related to Cantor.

         Cantor currently is our most significant client. Cantor holds direct and indirect ownership and management interests in numerous other entities that engage in a broad range of financial services and securities-related activities. Actions taken by, and events involving, Cantor or these related companies which are perceived negatively by the securities markets, or the public generally, could have a material adverse effect on us and could affect the price of our Class A common stock. In addition, events which negatively affect the financial condition of Cantor may negatively affect us. These events could cause Cantor to lose clients that may trade in our marketplaces, could impair Cantor's ability to perform its obligations under the Joint Services Agreement, the Administrative Services Agreement and other agreements Cantor enters into with us and could cause Cantor to liquidate investments, including by selling or otherwise transferring shares of our Class A common stock.

If we become subject to litigation and other legal proceedings, we may be harmed.

         From time to time, we and Cantor may become involved in litigation and other legal proceedings relating to claims arising from our and their operations in the normal course of business. Cantor is currently subject to a number of legal proceedings that could affect us. We cannot assure you that these or other litigation or legal proceedings will not materially affect our ability to conduct our business in the manner that we expect or otherwise adversely affect us.

RISKS RELATED TO E-COMMERCE AND THE INTERNET

If electronic marketplaces for securities and financial and non-financial products do not continue to grow, we will not be able to achieve our business objectives.

         The success of our business plan depends on our ability to create interactive electronic marketplaces in a wide range of securities and financial and non-financial products. Historically, securities and commodities markets operated through an open outcry format which have recently begun to be supplanted by new systems that match buyers and sellers electronically. Currently, the energy markets we participate in through TradeSpark operate through phone-based and bulletin-board formats. The utilization of our interactive electronic marketplaces depends on the continued acceptance and utilization of these electronic markets for securities and financial and non-financial products. We cannot assure you that the growth and acceptance of the use of electronic markets will continue.

If e-commerce and Internet usage does not continue to grow, we will not be able to achieve our business objectives.

         Our strategic and financial objectives would be adversely impacted if Internet usage does not continue to grow. Business-to-business use of the Internet as a medium of commerce is a recent phenomenon and is subject to a high level of uncertainty. Internet usage may be inhibited for a number of reasons, including:

         o    access costs;

         o    inadequate network infrastructure;

         o    security concerns;

         o uncertainty of legal, regulatory and tax issues concerning the use of the Internet;

         o    concerns regarding ease of use, accessibility and reliability;

         o    inconsistent quality of service; and

         o    lack of availability of cost-effective, high-speed service.

         If Internet usage grows, the Internet infrastructure may not be able to support the demands placed on it, or the Internet's performance and reliability may decline. Similarly, Web sites have experienced interruptions in their service as a result of outages and other delays occurring throughout the Internet network infrastructure. If these outages or delays occur frequently, use of the Internet as a commercial or business medium could grow more slowly or decline. Even if Internet usage continues to grow, online trading in the wholesale securities markets, and in particular the fixed income securities and futures markets, may not be accepted by retail customers. This could negatively affect the growth of our business.

Our networks and those of our third party service providers may be vulnerable to security risks, which could make our clients hesitant to use our electronic marketplaces.

         We expect the secure transmission of confidential information over public networks to be a critical element of our operations. Our networks and those of our third party service providers, including Cantor and associated clearing corporations, and our clients may be vulnerable to unauthorized access, computer viruses and other security problems. Persons who circumvent security measures could wrongfully use our information or cause interruptions or malfunctions in our operations, which could make our clients hesitant to use our electronic marketplaces. We may be required to expend significant resources to protect against the threat of security breaches or to alleviate problems, including reputational harm and litigation, caused by any breaches. Although we intend to continue to implement industry-standard security measures, we cannot assure you that those measures will be sufficient.

RISKS RELATED TO OUR CAPITAL STRUCTURE

Because the voting control of our Class A common stock is concentrated among the holders of our Class B common stock, the market price of our Class A common stock may be adversely affected by disparate voting rights.

         Cantor beneficially owns approximately 96.4% of the combined voting power of all classes of our voting stock. As long as Cantor beneficially owns a majority of the combined voting power of our common stock, it will have the ability, without the consent of the public stockholders, to elect all of the members of our board of directors and to control our management and affairs. In addition, it will be able to determine the outcome of matters submitted to a vote of our stockholders for approval and will be able to cause or prevent a change in control of our company. In certain circumstances, the shares of our Class B common stock issued to Cantor upon consummation of the formation transactions may be transferred without conversion to our Class A common stock.

         The holders of our Class A common stock and Class B common stock have substantially identical rights, except that holders of our Class A common stock are entitled to one vote per share, while holders of our Class B common stock are entitled to ten (10) votes per share on all matters to be voted on by stockholders in general. This differential in the voting rights and our ability to issue additional Class B common stock could adversely affect the market price of our Class A common stock.

Delaware law and our charter may make a takeover of our company more difficult and dilute your percentage of ownership of our Class A common stock.

         Provisions of Delaware law, such as its business combination statute, may have the effect of delaying, deferring or preventing a change in control of our company. In addition, our Amended and Restated Certificate of Incorporation authorizes the issuance of preferred stock, which our board of directors can create and issue without prior stockholder approval and with rights senior to those of our Class A common stock, as well as additional shares of our Class B common stock and warrants to purchase our Class A common stock. Any such issuances would make a takeover of our company more difficult and dilute your percentage ownership of our Class A common stock. Our Amended and Restated Certificate of Incorporation and our Second Amended and Restated By-Laws include provisions which restrict the ability of our stockholders to take action by written consent and provide for advance notice for stockholder proposals and director nominations. These provisions may have the effect of delaying or preventing changes of control or management of our company, even if such transactions would have significant benefits to our stockholders. As a result, these provisions could limit the price some investors might be willing to pay in the future for shares of our Class A common stock.

Delaware law may protect decisions of our board of directors that have a different effect on holders of our Class A and Class B common stock.

         Stockholders may not be able to challenge decisions that have an adverse effect upon holders of our Class A common stock if our board of directors acts in a disinterested, informed manner with respect to these decisions, in good faith and in the belief that it is acting in the best interests of our stockholders. Delaware law generally provides that a board of directors owes an equal duty to all stockholders, regardless of class or series, and does not have separate or additional duties to either group of stockholders, subject to applicable provisions set forth in a company's charter.

                           FORWARD-LOOKING STATEMENTS

         The information in this prospectus contains forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements are based upon current expectations that involve risks and uncertainties. Any statements contained herein that are not statements of historical fact may be deemed to be forward-looking statements. For example, words such as "may," "will," "should," "estimates," "predicts," "potential," "continue," "strategy," "believes," "anticipates," "plans," "expects," "intends" and similar expressions are intended to identify forward-looking statements. Our actual results and the timing of certain events may differ significantly from the results discussed in the forward-looking statements. Factors that might cause or contribute to such a discrepancy include, but are not limited to, those discussed elsewhere in this prospectus in the section entitled "Risk Factors."

                                 USE OF PROCEEDS

         Any proceeds that we receive from the sale of shares offered by this prospectus will be used for working capital and general corporate purposes.

                                     EXPERTS

         The financial statements as of December 31, 1999 have been audited by Deloitte & Touche LLP, independent auditors, whose report is incorporated herein by reference to our Annual Report on

Form 10-K for our fiscal year ended December 31, 1999. These financial statements are incorporated herein by reference in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

                                  LEGAL MATTERS

         The validity of the shares of Class A common stock offered by this prospectus is being passed upon by Morgan, Lewis & Bockius LLP, New York, New York.

                                                                         Annex A


                                  eSPEED, INC.

                          1999 LONG-TERM INCENTIVE PLAN


         1. Purpose. The purpose of this 1999 Long-Term Incentive Plan (the "Plan") of eSpeed, Inc., a Delaware corporation (the "Company"), is to advance the interests of the Company and its stockholders by providing a means to attract, retain, motivate and reward directors, officers, employees and consultants of and service providers to the Company and its affiliates and to enable such persons to acquire or increase a proprietary interest in the Company, thereby promoting a closer identity of interests between such persons and the Company's stockholders.

         2. Definitions. The definitions of awards under the Plan, including Options, SARs (including Limited SARs), Restricted Stock, Deferred Stock, Stock granted as a bonus or in lieu of other awards, Dividend Equivalents and Other Stock-Based Awards as are set forth in Section 6 of the Plan. Such awards, together with any other right or interest granted to a Participant under the Plan, are termed "Awards". For purposes of the Plan, the following additional terms shall be defined as set forth below:

          (a) "Award Agreement" means any written agreement, contract, notice or other instrument or document evidencing an Award.

          (b) "Beneficiary" shall mean the person, persons, trust or trusts which have been designated by a Participant in his or her most recent written beneficiary designation filed with the Committee to receive the benefits specified under the Plan upon such Participant's death or, if there is no designated Beneficiary or surviving designated Beneficiary, then the person, persons, trust or trusts entitled by will or the laws of descent and distribution to receive such benefits.

          (c) "Board" means the Board of Directors of the Company.

          (d) A "Change in Control" shall be deemed to have occurred if:

          (i) the date of the acquisition by any "person" (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act), excluding the Company, its Parent or any Subsidiary or any employee benefit plan sponsored by any of the foregoing, of beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act) of shares of common stock of the Company representing 30% of either (x) the total number of the then outstanding shares of common stock, or (y) the total voting power with respect to the election of directors; or

          (ii) the date the individuals who constitute the Board upon the completion of the Initial Public Offering (the "Incumbent Board") cease for any reason to constitute at least a majority of the members of the Board, provided that any individual becoming a director subsequent to the effective date of this Agreement whose election, or nomination for election by the Company's stockholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board (other than any individual whose nomination for election to Board membership was not endorsed by the Company's management prior to, or at the time of, such individual's initial nomination for election) shall be, for purposes of this Agreement, considered as though such person were a member of the Incumbent Board; or

          (iii) the consummation of a merger, consolidation, recapitalization, reorganization, sale or disposition of all or a substantial portion of the Company's assets, a reverse stock split of outstanding voting securities, the issuance of shares of stock of the Company in connection with the acquisition of the stock or assets of another entity, provided, however, that a Change in Control shall not occur under this clause (iii) if consummation of the transaction would result in at least 70% of the total voting power represented by the voting securities of the Company (or, if not the Company, the entity that succeeds to all or substantially all of the Company's business) outstanding immediately after such transaction being beneficially owned (within the meaning of Rule 13d-3 promulgated pursuant to the Exchange Act) by at least 75% of the holders of outstanding voting securities of the Company immediately prior to the transaction, with the voting power of each such continuing holder relative to other such continuing holders not substantially altered in the transaction.

          (e) "Code" means the Internal Revenue Code of 1986, as amended from time to time. References to any provision of the Code shall be deemed to include regulations thereunder and successor provisions and regulations thereto.

          (f) "Committee" means the committee appointed by the Board to administer the Plan, or if no committee is appointed, the Board.

          (g) "Exchange Act" means the Securities Exchange Act of 1934, as amended from time to time. References to any provision of the Exchange Act shall be deemed to include rules thereunder and successor provisions and rules thereto.

          (h) "Fair Market Value" means, with respect to Stock, Awards, or other property, the fair market value of such Stock, Awards, or other property determined by such methods or procedures as shall be established from time to time by the Committee, provided, however, that (i) if the Stock is listed on a national securities exchange or quoted in an interdealer quotation system, the Fair Market Value of such Stock on a given date shall be based upon the last sales price or, if unavailable, the average of the closing bid and asked prices per share of the Stock at the end of regular trading on such date (or, if there was no trading or quotation in the Stock on such date, on the next preceding date on which there was trading or quotation) as provided by one of such organizations, (ii) the "fair market value" of Stock on the date on which shares of Stock are first issued and sold pursuant to a registration statement filed with and declared effective by the Securities and Exchange Commission shall be the Initial Public Offering price of the shares so issued and sold, as set forth in the first final prospectus used in such offering and (iii) the "fair market value" of Stock prior to the date of the Initial Public Offering shall be as determined by the Board.

          (i) "Initial Public Offering" shall mean an initial public offering of shares of Stock in a firm commitment underwriting registered with the Securities and Exchange Commission in compliance with the provisions of the 1933 Act.

          (j) "ISO" means any Option intended to be and designated as an incentive stock option within the meaning of Section 422 of the Code.

          (k) "Parent" means any "person" (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) that controls the Company, either directly or indirectly through one or more intermediaries.

          (l) "Participant" means a person who, at a time when eligible under
     Section 5 hereof, has been granted an Award under the Plan.

          (m) "Rule 16b-3" means Rule 16b-3, as from time to time in effect and applicable to the Plan and Participants, promulgated by the Securities and Exchange Commission under Section 16 of the Exchange Act.

          (n) "Stock" means the Company's Class A Common Stock, and such other securities as may be substituted for Stock pursuant to Section 4.

          (o) "Subsidiary" means each entity that is controlled by the Company or a Parent, either directly or indirectly through one or more intermediaries.

         3. Administration.

     (a) Authority of the Committee. Except as otherwise provided below, the Plan shall be administered by the Committee. The Committee shall have full and final authority to take the following actions, in each case subject to and consistent with the provisions of the Plan:

          (i) to select persons to whom Awards may be granted;

          (ii) to determine the type or types of Awards to be granted to each such person;

          (iii) to determine the number of Awards to be granted, the number of shares of Stock to which an Award will relate, the terms and conditions of any Award granted under the Plan (including, but not limited to, any exercise price, grant price or purchase price, any restriction or condition, any schedule for lapse of restrictions or conditions relating to transferability or forfeiture, exercisability or settlement of an Award, and waivers or accelerations thereof, performance conditions relating to an Award, based in each case on such considerations as the Committee shall determine), and all other matters to be determined in connection with an Award;

          (iv) to determine whether, to what extent and under what circumstances an Award may be settled, or the exercise price of an Award may be paid, in cash, Stock, other Awards, or other property, or an Award may be canceled, forfeited, or surrendered;

          (v) to determine whether, to what extent and under what circumstances cash, Stock, other Awards or other property payable with respect to an Award will be deferred either automatically, at the election of the Committee or at the election of the Participant;

          (vi) to determine the restrictions, if any, to which Stock received upon exercise or settlement of an Award shall be subject (including lock-ups and other transfer restrictions), may condition the delivery of such Stock upon the execution by the Participant of any agreement providing for such restrictions;

          (vii) to prescribe the form of each Award Agreement, which need not be identical for each Participant;

          (viii) to adopt, amend, suspend, waive and rescind such rules and regulations and appoint such agents as the Committee may deem necessary or advisable to administer the Plan;

          (ix) to correct any defect or supply any omission or reconcile any inconsistency in the Plan and to construe and interpret the Plan and any Award, rules and regulations, Award Agreement or other instrument hereunder; and

          (x) to make all other decisions and determinations as may be required under the terms of the Plan or as the Committee may deem necessary or advisable for the administration of the Plan.

Other provisions of the Plan notwithstanding, the Board shall perform the functions of the Committee for purposes of granting awards to directors who serve on the Committee, and the Board may perform any function of the Committee under the Plan for any other purpose, including without limitation for the purpose of ensuring that transactions under the Plan by Participants who are then subject to Section 16 of the Exchange Act in respect of the Company are exempt under Rule 16b-3. In any case in which the Board is performing a function of the Committee under the Plan, each reference to the Committee herein shall be deemed to refer to the Board, except where the context otherwise requires.

     (b) Manner of Exercise of Committee Authority. Any action of the Committee with respect to the Plan shall be final, conclusive and binding on all persons, including the Company, its Parent and Subsidiaries, Participants, any person claiming any rights under the Plan from or through any Participant and stockholders, except to the extent the Committee may subsequently modify, or take further action not consistent with, its prior action. If not specified in the Plan, the time at which the Committee must or may make any determination shall be determined by the Committee, and any such determination may thereafter be modified by the Committee (subject to Section 8(e)). The express grant of any specific power to the Committee, and the taking of any action by the Committee, shall not be construed as limiting any power or authority of the Committee. The Committee may delegate to officers or managers of the Company, its Parent or Subsidiaries the authority, subject to such terms as the Committee shall determine, to perform such functions as the Committee may determine, to the extent permitted under applicable law.

     (c) Limitation of Liability; Indemnification. Each member of the Committee shall be entitled to, in good faith, rely or act upon any report or other information furnished to him by any officer or other employee of the Company, its Parent or Subsidiaries, the Company's independent certified public accountants or any executive compensation consultant, legal counsel or other professional retained by the Company to assist in the administration of the Plan. No member of the Committee, or any officer or employee of the Company acting on behalf of the Committee, shall be personally liable for any action, determination or interpretation taken or made in good faith with respect to the Plan, and all members of the Committee and any officer or employee of the Company acting on its behalf shall, to the extent permitted by law, be fully indemnified and protected by the Company with respect to any such action, determination or interpretation.

         4. Stock Subject to Plan.

     (a) Amount of Stock Reserved. The total number of shares of Stock that may be subject to outstanding Awards, determined immediately after the grant of any Award, shall not exceed 20% of the total number of shares of all classes of the Company's common stock outstanding at the effective time of such grant. In no event shall the number of shares of Stock delivered upon the exercise of ISOs exceed 10,000,000; provided, however, that shares subject to ISOs shall not be deemed delivered if such ISOs are forfeited, expire or otherwise terminate without delivery of shares to the Participant. If an Award valued by reference to Stock may only be settled in cash, the number of shares to which such Award relates shall be deemed to be Stock subject to such Award for purposes of this
Section 4(a). Any shares of Stock delivered pursuant to an Award may consist, in whole or in part, of authorized and unissued shares, treasury shares or shares acquired in the market on a Participant's behalf.

     (b) Adjustments. In the event that the Committee shall determine that any recapitalization, forward or reverse split, reorganization, merger, consolidation, spin-off, combination, repurchase or exchange of Stock or other securities, Stock dividend or other special, large and non-recurring dividend or distribution (whether in the form of cash, securities or other property), liquidation, dissolution, or other similar corporate transaction or event, affects the Stock such that an adjustment is appropriate in order to prevent dilution or enlargement of the rights of Participants under the Plan, then the Committee shall, in such manner as it may deem equitable, adjust any or all of
(i) the number and kind of shares of Stock reserved and available for Awards under Section 4(a), including shares reserved for ISOs, (ii) the number and kind of shares of outstanding Restricted Stock or other outstanding Awards in connection with which shares have been issued, (iii) the number and kind of shares that may be issued in respect of other outstanding Awards and (iv) the exercise price, grant price or purchase price relating to any

Award (or, if deemed appropriate, the Committee may make provision for a cash payment with respect to any outstanding Award). In addition, the Committee is authorized to make adjustments in the terms and conditions of, and the criteria included in, Awards (including, without limitation, cancellation of unexercised or outstanding Awards, or substitution of Awards using stock of a successor or other entity) in recognition of unusual or nonrecurring events (including, without limitation, events described in the preceding sentence and events constituting a Change in Control) affecting the Company, its Parent or any Subsidiary or the financial statements of the Company, its Parent or any Subsidiary, or in response to changes in applicable laws, regulations, or accounting principles.

         5. Eligibility. Directors, officers and employees of the Company or its Parent or any Subsidiary, and persons who provide consulting or other services to the Company, its Parent or any Subsidiary deemed by the Committee to be of substantial value to the Company or its Parent and Subsidiaries, are eligible to be granted Awards under the Plan. In addition, persons who have been offered employment by, or agreed to become a director of, the Company, its Parent or any Subsidiary, and persons employed by an entity that the Committee reasonably expects to become a Subsidiary of the Company, are eligible to be granted an Award under the Plan.

         6. Specific Terms of Awards.

     (a) General. Awards may be granted on the terms and conditions set forth in this Section 6. In addition, the Committee may impose on any Award or the exercise thereof such additional terms and conditions, not inconsistent with the provisions of the Plan, as the Committee shall determine, including terms requiring forfeiture of Awards in the event of termination of employment or service of the Participant. Except as expressly provided by the Committee (including for purposes of complying with the requirements of the Delaware General Corporation Law relating to lawful consideration for the issuance of shares), no consideration other than services will be required as consideration for the grant (but not the exercise) of any Award.

     (b) Options. The Committee is authorized to grant options to purchase Stock (including "reload" options automatically granted to offset specified exercises of Options) on the following terms and conditions ("Options"):

          (i) Exercise Price. The exercise price per share of Stock purchasable under an Option shall be determined by the Committee.

          (ii) Time and Method of Exercise. The Committee shall determine the time or times at which an Option may be exercised in whole or in part, the methods by which such exercise price may be paid or deemed to be paid, the form of such payment, including, without limitation, cash, Stock, other Awards or awards granted under other Company plans or other property (including notes or other contractual obligations of Participants to make payment on a deferred basis, such as through "cashless exercise" arrangements, to the extent permitted by applicable law), and the methods by which Stock will be delivered or deemed to be delivered to Participants.

          (iii) Termination of Employment. The Committee shall determine the period, if any, during which Options shall be exercisable following a Participants termination of his employment relationship with the Company, its Parent or any Subsidiary. For this purpose, any sale of a Subsidiary of the Company pursuant to which it ceases to be a Subsidiary of the Company shall be deemed to be a termination of employment by any Participant employed by such Subsidiary. Unless otherwise determined by the Committee,
     (i) during any period that an Option is exercisable following termination of employment, it shall be exercisable only to the extent it was exercisable upon such termination of employment, and (ii) if such termination of employment is for cause, as determined in the discretion of the Committee, all Options held by the Participant shall immediately terminate.

          (iv) Sale of the Company. Upon the consummation of any transaction whereby the Company (or any successor to the Company or substantially all of its business) becomes a wholly-owned Subsidiary of any corporation, all Options outstanding under the Plan shall terminate (after taking into account any accelerated vested pursuant to Section 7(f)), unless such other corporation shall continue or assume the Plan as it relates to Options then outstanding (in which case such other corporation shall be treated as the Company for all purposes hereunder, and, pursuant to Section 4(b), the Committee of such other corporation shall make appropriate adjustment in the number and kind of shares of Stock subject thereto and the exercise price per share thereof to reflect consummation of such transaction). If the Plan is not to be so assumed, the Company shall notify the Participant of consummation of such transaction at least ten days in advance thereof.

          (v) Options Providing Favorable Tax Treatment. The Committee may grant Options that may afford a Participant with favorable treatment under the tax laws applicable to such Participant, including, but not limited to ISOs. If Stock acquired by exercise of an ISO is sold or otherwise disposed of within two years after the date of grant of the ISO or within one year after the transfer of such Stock to the Participant, the holder of the Stock immediately prior to the disposition shall promptly notify the Company in writing of the date and terms of the disposition and shall provide such other information regarding the disposition as the Company may reasonably require in order to secure any deduction then available against the Company's or any other corporation's taxable income. The Company may impose such procedures as it determines may be necessary to ensure that such notification is made. Each Option granted as an ISO shall be designated as such in the Award Agreement relating to such Option.

     (c) Stock Appreciation Rights. The Committee is authorized to grant stock appreciation rights on the following terms and conditions ("SARs"):

          (i) Right to Payment. An SAR shall confer on the Participant to whom it is granted a right to receive, upon exercise thereof, the excess of (A) the Fair Market Value of one share of Stock on the date of exercise (or, if the Committee shall so determine in the case of any such right other than one related to an ISO, the Fair Market Value of one share at any time during a specified period before or after the date of exercise), over (B) the grant price of the SAR as determined by the Committee as of the date of grant of the SAR, which, except as provided in Section 7(a), shall be not less than the Fair Market Value of one share of Stock on the date of grant.

          (ii) Other Terms. The Committee shall determine the time or times at which an SAR may be exercised in whole or in part, the method of exercise, method of settlement, form of consideration payable in settlement, method by which Stock will be delivered or deemed to be delivered to Participants, whether or not an SAR shall be in tandem with any other Award, and any other terms and conditions of any SAR. Limited SARs that may only be exercised upon the occurrence of a Change in Control may be granted on such terms, not inconsistent with this Section 6(c), as the Committee may determine. Limited SARs may be either freestanding or in tandem with other Awards.

     (d) Restricted Stock. The Committee is authorized to grant Stock that is subject to restrictions based on continued employment on the following terms and conditions ("Restricted Stock"):

          (i) Grant and Restrictions. Restricted Stock shall be subject to such restrictions on transferability and other restrictions, if any, as the Committee may impose, which restrictions may lapse separately or in combination at such times, under such circumstances, in such installments, or otherwise, as the Committee may determine. Except to the extent restricted under the terms of the Plan and any Award Agreement relating to the Restricted Stock, a Participant granted Restricted Stock shall have all of the rights of a stockholder including, without limitation, the right to vote Restricted Stock or the right to receive dividends thereon.

          (ii) Forfeiture. Except as otherwise determined by the Committee, upon termination of employment or service (as determined under criteria established by the Committee) during the applicable restriction period, Restricted Stock that is at that time subject to restrictions shall be forfeited and reacquired by the Company; provided, however, that the Committee may provide, by rule or regulation or in any Award Agreement, or may determine in any individual case, that restrictions or forfeiture conditions relating to Restricted Stock will be waived in whole or in part in the event of termination resulting from specified causes.

          (iii) Certificates for Stock. Restricted Stock granted under the Plan may be evidenced in such manner as the Committee shall determine. If certificates representing Restricted Stock are registered in the name of the Participant, such certificates may bear an appropriate legend referring to the terms, conditions, and restrictions applicable to such Restricted Stock, the Company may retain physical possession of the certificate, in which case the Participant shall be required to have delivered a stock power to the Company, endorsed in blank, relating to the Restricted Stock.

          (iv) Dividends. Dividends paid on Restricted Stock shall be either paid at the dividend payment date in cash or in shares of unrestricted Stock having a Fair Market Value equal to the amount of such dividends, or the payment of such dividends shall be deferred and/or the amount or value thereof automatically reinvested in additional

     Restricted Stock, other Awards, or other investment vehicles, as the Committee shall determine or permit the Participant to elect. Stock distributed in connection with a Stock split or Stock dividend, and other property distributed as a dividend, shall be subject to restrictions and a risk of forfeiture to the same extent as the Restricted Stock with respect to which such Stock or other property has been distributed, unless otherwise determined by the Committee.

     (e) Deferred Stock. The Committee is authorized to grant units representing the right to receive Stock at a future date subject to the following terms and conditions ("Deferred Stock"):

          (i) Award and Restrictions. Delivery of Stock will occur upon expiration of the deferral period specified for an Award of Deferred Stock by the Committee (or, if permitted by the Committee, as elected by the Participant). In addition, Deferred Stock shall be subject to such restrictions as the Committee may impose, if any, which restrictions may lapse at the expiration of the deferral period or at earlier specified times, separately or in combination, in installments or otherwise, as the Committee may determine.

          (ii) Forfeiture. Except as otherwise determined by the Committee, upon termination of employment or service (as determined under criteria established by the Committee) during the applicable deferral period or portion thereof to which forfeiture conditions apply (as provided in the Award Agreement evidencing the Deferred Stock), all Deferred Stock that is at that time subject to such forfeiture conditions shall be forfeited; provided, however, that the Committee may provide, by rule or regulation or in any Award Agreement, or may determine in any individual case, that restrictions or forfeiture conditions relating to Deferred Stock will be waived in whole or in part in the event of termination resulting from specified causes.

     (f) Bonus Stock and Awards in Lieu of Cash Obligations. The Committee is authorized to grant Stock as a bonus, or to grant Stock or other Awards in lieu of Company obligations to pay cash under other plans or compensatory arrangements.

     (g) Dividend Equivalents. The Committee is authorized to grant awards entitling the Participant to receive cash, Stock, other Awards or other property equal in value to dividends paid with respect to a specified number of shares of Stock ("Dividend Equivalents"). Dividend Equivalents may be awarded on a free-standing basis or in connection with another Award. The Committee may provide that Dividend Equivalents shall be paid or distributed when accrued or shall be deemed to have been reinvested in additional Stock, Awards or other investment vehicles, and subject to such restrictions on transferability and risks of forfeiture, as the Committee may specify.

     (h) Other Stock-Based Awards. The Committee is authorized, subject to limitations under applicable law, to grant such other Awards that may be denominated or payable in, valued in whole or in part by reference to, or otherwise based on, or related to, Stock and factors that may influence the value of Stock, as deemed by the Committee to be consistent with the purposes of the Plan, including, without limitation, convertible or exchangeable debt securities, other rights convertible or exchangeable into Stock, purchase rights for Stock, Awards with value and payment contingent upon performance of the Company or any other factors designated by the Committee and Awards valued by reference to the book value of Stock or the value of securities of or the performance of specified Subsidiaries ("Other Stock Based Awards"). The Committee shall determine the terms and conditions of such Awards. Stock issued pursuant to an Award in the nature of a purchase right granted under this Section 6(h) shall be purchased for such consideration, paid for at such times, by such methods, and in such forms, including, without limitation, cash, Stock, other Awards, or other property, as the Committee shall determine. Cash awards, as an element of or supplement to any other Award under the Plan, may be granted pursuant to this
Section 6(h).

         7. Certain Provisions Applicable to Awards.

     (a) Stand-Alone, Additional, Tandem, and Substitute Awards. Awards granted under the Plan may, in the discretion of the Committee, be granted either alone or in addition to, in tandem with or in substitution for any other Award granted under the Plan or any award granted under any other plan of the Company, its Parent or Subsidiaries or any business entity to be acquired by the Company or a Subsidiary, or any other right of a Participant to receive payment from the Company its Parent or Subsidiaries. Awards granted in addition to or in tandem with other Awards or awards may be granted either as of the same time as or a different time from the grant of such other Awards or awards.

     (b) Term of Awards. The term of each Award shall be for such period as may be determined by the Committee; provided, however, that (i) in no event shall the term of any ISO or an SAR granted in tandem therewith exceed a period of ten years from the date of its grant (or such shorter period as may be applicable under Section 422 of the Code), and (ii) the term of any Option granted to a resident of the United Kingdom shall not exceed a period of ten years from the date of its grant.

     (c) Form of Payment Under Awards. Subject to the terms of the Plan and any applicable Award Agreement, payments to be made by the Company, its Parent or Subsidiaries upon the grant, exercise or settlement of an Award may be made in such forms as the Committee shall determine, including, without limitation, cash, Stock, other Awards or other property, and may be made in a single payment or transfer, in installments or on a deferred basis. Such payments may include, without limitation, provisions for the payment or crediting of reasonable interest on installment or deferred payments or the grant or crediting of Dividend Equivalents in respect of installment or deferred payments denominated in Stock.

     (d) Rule 16b-3 Compliance.

          (i) Six-Month Holding Period. Unless a Participant could otherwise dispose of equity securities, including derivative securities, acquired under the Plan without incurring liability under Section 16(b) of the Exchange Act, equity securities acquired under the Plan must be held for a period of six months following the date of such acquisition, provided that this condition shall be satisfied with respect to a derivative security if at least six months elapse from the date of acquisition of the derivative security to the date of disposition of the derivative security (other than upon exercise or conversion) or its underlying equity security.

          (ii) Other Compliance Provisions. With respect to a Participant who is then subject to Section 16 of the Exchange Act in respect of the Company, the Committee shall implement transactions under the Plan and administer the Plan in a manner that will ensure that each transaction by such a Participant is exempt from liability under Rule 16b-3, except that such a Participant may be permitted to engage in a non-exempt transaction under the Plan if written notice has been given to the Participant regarding the non-exempt nature of such transaction. The Committee may authorize the Company to repurchase any Award or shares of Stock resulting from any Award in order to prevent a Participant who is subject to Section 16 of the Exchange Act from incurring liability under Section 16(b). Unless otherwise specified by the Participant, equity securities, including derivative securities, acquired under the Plan which are disposed of by a Participant shall be deemed to be disposed of in the order acquired by the Participant.

     (e) Loan Provisions. With the consent of the Committee, and subject at all times to, and only to the extent, if any, permitted under and in accordance with, laws and regulations and other binding obligations or provisions applicable to the Company, the Company may make, guarantee or arrange for a loan or loans to a Participant with respect to the exercise of any Option or other payment in connection with any Award, including the payment by a Participant of any or all federal, state or local income or other taxes due in connection with any Award. Subject to such limitations, the Committee shall have full authority to decide whether to make a loan or loans hereunder and to determine the amount, terms and provisions of any such loan or loans, including the interest rate to be charged in respect of any such loan or loans, whether the loan or loans are to be with or without recourse against the borrower, the terms on which the loan is to be repaid and conditions, if any, under which the loan or loans may be forgiven.

     (f) Acceleration upon a Change of Control. Notwithstanding anything contained herein to the contrary, except as set forth in an Award Agreement, all conditions and/or restrictions relating to the continued performance of services and/or the achievement of performance objectives with respect to the exercisability or full enjoyment of an Award shall lapse immediately prior to a Change in Control.

         8. General Provisions.

     (a) Compliance With Laws and Obligations. The Company shall not be obligated to issue or deliver Stock in connection with any Award or take any other action under the Plan in a transaction subject to the requirements of any applicable securities law, any requirement under any listing agreement between the Company and any national securities exchange or automated quotation system or any other law, regulation or contractual obligation of the Company until the Company is satisfied that such laws, regulations, and other obligations of the Company have been complied with in full. Certificates representing shares of Stock issued under the Plan will be subject to such stop-transfer orders and other restrictions as may be applicable under such laws, regulations and other obligations of the Company, including any requirement that a legend or legends be placed thereon.

     (b) Limitations on Transferability. Awards and other rights under the Plan will not be transferable by a Participant except by will or the laws of descent and distribution or to a Beneficiary in the event of the Participant's death, shall not be pledged, mortgaged, hypothecated or otherwise encumbered, or otherwise subject to the claims of creditors, and, in the case of ISOs and SARs in tandem therewith, shall be exercisable during the lifetime of a Participant only by such Participant or his guardian or legal representative; provided, however, that such Awards and other rights (other than ISOs and SARs in tandem therewith) may be transferred to one or more transferees during the lifetime of the Participant to the extent and on such terms as then may be permitted by the Committee.

     (c) No Right to Continued Employment or Service. Neither the Plan nor any action taken hereunder shall be construed as giving any employee, director or other person the right to be retained in the employ or service of the Company, its Parent or any Subsidiary, nor shall it interfere in any way with the right of the Company, its Parent or any Subsidiary to terminate any employee's employment or other person's service at any time or with the right of the Board or stockholders to remove any director.

     (d) Taxes. The Company, its Parent and Subsidiaries are authorized to withhold from any Award granted or to be settled, any delivery of Stock in connection with an Award, any other payment relating to an Award or any payroll or other payment to a Participant amounts of withholding and other taxes due or potentially payable in connection with any transaction involving an Award, and to take such other action as the Committee may deem advisable to enable the Company, its Parent and Subsidiaries and Participants to satisfy obligations for the payment of withholding taxes and other tax obligations relating to any Award. This authority shall include authority to withhold or receive Stock or other property and to make cash payments in respect thereof in satisfaction of a Participant's tax obligations.

     (e) Changes to the Plan and Awards. The Board may amend, alter, suspend, discontinue or terminate the Plan or the Committee's authority to grant Awards under the Plan without the consent of stockholders or Participants, except that any such action shall be subject to the approval of the Company's stockholders at or before the next annual meeting of stockholders for which the record date is after such Board action if such stockholder approval is required by any federal or state law or regulation or the rules of any stock exchange or automated quotation system on which the Stock may then be listed or quoted, and the Board may otherwise, in its discretion, determine to submit other such changes to the Plan to stockholders for approval; provided, however, that, without the consent of an affected Participant, no such action may materially impair the rights of such Participant under any Award theretofore granted to him (as such rights are set forth in the Plan and the Award Agreement). The Committee may waive any conditions or rights under, or amend, alter, suspend, discontinue, or terminate, any Award theretofore granted and any Award Agreement relating thereto; provided, however, that, without the consent of an affected Participant, no such action may materially impair the rights of such Participant under such Award (as such rights are set forth in the Plan and the Award Agreement). Notwithstanding the foregoing, the Board or the Committee may take any action (including actions affecting or terminating outstanding Awards) to the extent necessary for a business combination in which the Company is a party to be accounted for under the pooling-of-interests method of accounting under Accounting Principles Board Opinion No. 16 (or any successor thereto). The Board or the Committee shall also have the authority to establish separate sub-plans under the Plan with respect to Participants resident in a particular jurisdiction (the terms of which shall not be inconsistent with those of the Plan) if necessary or desirable to comply with the applicable laws of such jurisdiction.

     (f) No Rights to Awards; No Stockholder Rights. No person shall have any claim to be granted any Award under the Plan, and there is no obligation for uniformity of treatment of Participants and employees. No Award shall confer on any Participant any of the rights of a stockholder of the Company unless and until Stock is duly issued or transferred and delivered to the Participant in accordance with the terms of the Award or, in the case of an Option, the Option is duly exercised.

     (g) Unfunded Status of Awards; Creation of Trusts. The Plan is intended to constitute an "unfunded" plan for incentive and deferred compensation. With respect to any payments not yet made to a Participant pursuant to an Award, nothing contained in the Plan or any Award shall give any such Participant any rights that are greater than those of a general creditor of the Company; provided, however, that the Committee may authorize the creation of trusts or make other arrangements to meet the Company's obligations under the Plan to deliver cash, Stock, other Awards, or other property pursuant to any Award, which trusts or other arrangements shall be consistent with the "unfunded" status of the Plan unless the Committee otherwise determines with the consent of each affected Participant.

     (h) Nonexclusivity of the Plan. Neither the adoption of the Plan by the Board nor any submission of the Plan or amendments thereto to the stockholders of the Company for approval shall be construed as creating any limitations on the power of the Board to adopt such other compensatory arrangements as it may deem desirable, including, without limitation, the granting of stock options otherwise than under the Plan, and such arrangements may be either applicable generally or only in specific cases.

     (i) No Fractional Shares. No fractional shares of Stock shall be issued or delivered pursuant to the Plan or any Award. The Committee shall determine whether cash, other Awards, or other property shall be issued or paid in lieu of such fractional shares or whether such fractional shares or any rights thereto shall be forfeited or otherwise eliminated.

     (j) Governing Law. The validity, construction and effect of the Plan, any rules and regulations relating to the Plan and any Award Agreement shall be determined in accordance with the laws of the State of Delaware, without giving effect to principles of conflicts of laws, and applicable federal law.

     (k) Effective Date; Plan Termination. The Plan shall become effective as of the date of its adoption by the Board, and shall continue in effect until terminated by the Board.

================================================================================

   No person has been authorized to give any information or to make any representations other than those contained in, or incorporated by reference into, this prospectus and, if given or made, such information or representations must not be relied upon as having been authorized. This prospectus does not constitute an offer to sell or the solicitation of an offer to buy any securities other than the securities described in this prospectus or an offer to sell or the solicitation of an offer to buy such securities in any circumstances in which such offer or solicitation is unlawful. Neither the delivery of this prospectus nor any sale made hereunder shall, under any circumstances, create any implication that the information contained herein or therein is correct as of any time subsequent to the date of such information.


                                TABLE OF CONTENTS

                                   PROSPECTUS

                                                       Page

WHERE YOU CAN GET MORE INFORMATION......................2

DOCUMENTS INCORPORATED BY REFERENCE.....................2

GENERAL INFORMATION ABOUT OUR LONG-TERM INCENTIVE PLAN..4

GENERAL INFORMATION ABOUT OUR COMPANY...................9

RISK FACTORS...........................................10

FORWARD-LOOKING STATEMENTS.............................27

USE OF PROCEEDS........................................27

EXPERTS................................................27

LEGAL MATTERS..........................................28

Annex A...............................................A-I




                                  eSPEED, INC.


                              Class A common stock


                               -----------------

                                   PROSPECTUS

                               -----------------



                                December __, 2000


================================================================================

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.  Other Expenses of Issuance and Distribution.

         Expenses to be borne by us in connection with the registration and distribution of the securities being registered are as follows:

              SEC registration fee.......................  $      1,979.51
              Legal fees and expenses....................        15,000.00
              Accounting fees and expenses...............         5,000.00
              Printing expenses..........................           100.00*
              Miscellaneous..............................           500.00*
                                                           ---------------
                     Total...............................  $     22,579.51

-----------
*  Estimated

Item 15.  Indemnification of Directors and Officers.

         Our Second Amended and Restated By-Laws provide that we shall, to the fullest extent permitted by Section 145 of the General Corporation Law of the State of Delaware (the "DGCL"), as amended from time to time, indemnify all persons whom we may indemnify pursuant thereto.

         Section 145 of the DGCL permits a corporation, under specified circumstances, to indemnify its directors, officers, employees or agents against expenses (including attorneys' fees), judgments, fines and amounts paid in settlements actually and reasonably incurred by them in connection with any action, suit or proceeding brought by third parties by reason of the fact that they were or are directors, officers, employees or agents of the corporation, if such directors, officers, employees or agents acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reason to believe their conduct was unlawful. In a derivative action, i.e., one by or in the right of the corporation, indemnification may be made only for expenses actually and reasonably incurred by directors, officers, employees or agents in connection with the defense or settlement of an action or suit, and only with respect to a matter as to which they shall have acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made if such person shall have been adjudged liable to the corporation, unless and only to the extent that the court in which the action or suit was brought shall determine upon application that the defendant directors, officers, employees or agents are fairly and reasonably entitled to indemnity for such expenses despite such adjudication of liability.

Item 16.  Exhibits

                                  Exhibit Index
                                  -------------


Exhibit             Description
-------             -----------

2.1 Assignment and Assumption Agreement, dated as of December 9, 1999, by and among Cantor Fitzgerald, L.P., Cantor Fitzgerald Securities, CFFE, LLC, Cantor Fitzgerald L.L.C., CFPH, LLC, Cantor Fitzgerald & Co. and eSpeed, Inc. (Incorporated by reference to Exhibit 2.1 to eSpeed's Annual Report on Form 10-K for the year ended December 31, 1999 filed with the SEC on March 29, 2000).

2.2 Assignment and Assumption, dated as of December 9, 1999, by and among Cantor Fitzgerald International, eSpeed Securities International Limited and Cantor Fitzgerald International Holdings, L.P. (Incorporated by reference to Exhibit 2.2 to eSpeed's Annual Report on Form 10-K for the year ended December 31, 1999 filed with the SEC on March 29, 2000).

4.1 Amended and Restated Certificate of Incorporation of eSpeed, Inc. (Incorporated by reference to Exhibit 3.1 to Amendment No. 3 to eSpeed, Inc.'s Registration Statement on Form S-1 (Registration No. 333-87475)).

4.2                 Second Amended and Restated By-Laws of eSpeed, Inc.
                    (Incorporated by reference to Exhibit 3(ii) to eSpeed, Inc.'s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2000 filed with the SEC on May 11,
                    2000).

4.3 eSpeed, Inc. Long-Term Incentive Plan (Incorporated by reference to Exhibit 10.1 to eSpeed's Registration Statement on Form S-1 (Registration No. 333-87475)).

4.4 Specimen Class A Common Stock Certificate (Incorporated by reference to Exhibit 4 to Amendment No. 1 to eSpeed, Inc.'s Registration Statement on Form S-1 (Registration No. 333-87475)).

5                   Opinion of Morgan, Lewis & Bockius.

23.1                Consent of Deloitte & Touche LLP.

23.2                Consent of Morgan, Lewis & Bockius LLP (included in Exhibit
                    5).

24 Powers of Attorney (included on page II-5 of this Registration Statement).

Item 17.  Undertakings.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by a director, officer or controlling person of us in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

         (A) The undersigned hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement;

         (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

         (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

         (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (A)(1)(i) and (A)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

         (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (B) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES



         Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement on Form S-3 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, the State of New York, on the 14th day of December, 2000.


                                     eSPEED, INC.

                                     By: /s/ Howard W. Lutnick
                                         ---------------------------------
                                         Name:  Howard W. Lutnick
                                         Title: Chairman of the Board and
                                                  Chief Executive Officer




                               POWERS OF ATTORNEY

         Know all persons by these presents, that each person whose signature appears below constitutes and appoints Howard W. Lutnick, Frederick T. Varacchi and Douglas B. Gardner, and each of them, with full power to act without the other, such person's true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign this registration statement, any and all amendments thereto (including post-effective amendments), any subsequent registration statements pursuant to Rule 462 of the Securities Act of 1933, as amended, and any amendments thereto and to file the same, with exhibits and schedules thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing necessary or desirable to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.



SIGNATURE                                                          TITLE                             DATE
---------                                                          -----                             ----

/s/ Howard W. Lutnick                       Chairman of the Board and Chief                      December 14, 2000
-------------------------------------       Executive Officer (Principal Executive Officer)
Howard W. Lutnick



/s/ Frederick T. Varacchi                   President and Chief Operating Officer;               December 14, 2000
-------------------------------------       Director
Frederick T. Varacchi


/s/ Douglas B. Gardner                      Vice Chairman; Director                              December 15, 2000
------------------------------------
Douglas B. Gardner


/s/ Jeffrey G. Goldflam                     Senior Vice President and Chief Financial            December 14, 2000
-------------------------------------       Officer (Principal Financial and Accounting
Jeffrey G. Goldflam                         Officer)


/s/ Richard C. Breeden                      Director                                             December 19, 2000
------------------------------------
Richard C. Breeden


/s/ Larry R. Carter                         Director                                             December 13, 2000
------------------------------------
Larry R. Carter


/s/ William J. Moran                        Director                                             December 14, 2000
------------------------------------
William J. Moran


/s/ Joseph P. Shea                          Director                                             December 14, 2000
------------------------------------
Joseph P. Shea


                                  EXHIBIT INDEX
                                  -------------


Exhibit             Description
-------             -----------

2.1 Assignment and Assumption Agreement, dated as of December 9, 1999, by and among Cantor Fitzgerald, L.P., Cantor Fitzgerald Securities, CFFE, LLC, Cantor Fitzgerald L.L.C., CFPH, LLC, Cantor Fitzgerald & Co. and eSpeed, Inc. (Incorporated by reference to Exhibit 2.1 to eSpeed's Annual Report on Form 10-K for the year ended December 31, 1999 filed with the SEC on March 29, 2000).

2.2 Assignment and Assumption, dated as of December 9, 1999, by and among Cantor Fitzgerald International, eSpeed Securities International Limited and Cantor Fitzgerald International Holdings, L.P. (Incorporated by reference to Exhibit 2.2 to eSpeed's Annual Report on Form 10-K for the year ended December 31, 1999 filed with the SEC on March 29, 2000).

4.1 Amended and Restated Certificate of Incorporation of eSpeed, Inc. (Incorporated by reference to Exhibit 3.1 to Amendment No. 3 to eSpeed, Inc.'s Registration Statement on Form S-1 (Registration No. 333-87475)).

4.2                 Second Amended and Restated By-Laws of eSpeed, Inc.
                    (Incorporated by reference to Exhibit 3(ii) to eSpeed, Inc.'s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2000 filed with the SEC on May 11,
                    2000).

4.3 eSpeed, Inc. Long-Term Incentive Plan (Incorporated by reference to Exhibit 10.1 to eSpeed's Registration Statement on Form S-1 (Registration No. 333-87475)).

4.4 Specimen Class A Common Stock Certificate (Incorporated by reference to Exhibit 4 to Amendment No. 1 to eSpeed, Inc.'s Registration Statement on Form S-1 (Registration No. 333-87475)).

5                   Opinion of Morgan, Lewis & Bockius.

23.1                Consent of Deloitte & Touche LLP.

23.2                Consent of Morgan, Lewis & Bockius LLP (included in Exhibit
                    5).

24 Powers of Attorney (included on page II-5 of this Registration Statement).